UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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CARDINAL HEALTH, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 5, 2014

Date and time:	Wednesday, November 5, 2014, at 8:00 a.m., local time
Location:	Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017
Purpose:	(1)	To elect the 11 director nominees named in the proxy statement;
	(2)	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2015;
	(3)	To approve, on a non-binding advisory basis, the compensation of our named executive officers;
	(4)	To approve the material terms of the performance goal under the Cardinal Health, Inc. Management Incentive Plan;
	(5)	To vote on a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and
	(6)	To transact such other business as may properly come before the meeting or any adjournment or postponement.
Who may vote:	Shareholders of record at the close of business on September 10, 2014 are entitled to vote at the meeting or any adjournment or postponement.
By Order of the Board of Directors.

September 16, 2014
STEPHEN T. FALK
Executive Vice President, General Counsel and Corporate Secretary
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on November 5, 2014:
This Notice of Annual Meeting of Shareholders, the accompanying proxy statement and our 2014 Annual Report to Shareholders all are available at www.edocumentview.com/cah.

PROXY SUMMARY
This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our Annual Report carefully before voting.

Select Performance and Compensation Highlights
Fiscal 2014 was an outstanding year for us as strong pharmaceutical sales and generic program performance overcame the August 2013 expiration of the Walgreen Co. ("Walgreens") pharmaceutical distribution contract, which reduced our revenue by $17 billion.

•
We increased non-GAAP operating earnings by 4% to $2.1 billion* for the fiscal year, compared to the flat earnings growth expected when we set our annual performance goals. We also increased Pharmaceutical segment profit by 1% (rather than an expected decrease due to the Walgreens contract expiration).

•	We increased our dividend 13% and returned $1.1 billion to shareholders through dividends and share repurchases.

•	Our total market shareholder return was 47%.

•	We partnered with CVS Health Corporation to launch Red Oak Sourcing, LLC, the largest generic pharmaceutical purchasing entity in the United States.

•
Our Chief Executive Officer, George Barrett, received 152% of his target annual incentive based on our consolidated performance — specifically earnings growth that exceeded our goals despite the Walgreens contract expiration — and our significant progress advancing our strategic priorities during fiscal 2014 under his leadership, including the successful launch of Red Oak Sourcing, LLC.

•
The performance share units for the fiscal 2012 through fiscal 2014 performance period vested at 120%, reflecting a combined 13% non-GAAP earnings per share annual growth rate and dividend yield over the three-year period.

As shown below, a $100 investment made when Mr. Barrett was appointed Chairman and Chief Executive Officer in August 2009 would have grown to $308 at the end of fiscal 2014, assuming dividend reinvestment.

Governance Highlights
We are committed to strong corporate governance. Below are a few of our key governance practices and highlights.

✓	10 of our 11 director nominees are independent	✓	Long-standing shareholder engagement program
✓	Annual election of directors and majority voting	✓	Annual board, committee and individual director evaluations
✓	Independent Lead Director with robust duties	✓	Compensation recovery ("clawback") policies
✓	Seven new directors since 2009, five of whom have significant healthcare experience	✓	Stock ownership guidelines for directors and executive officers
___________

*
On a GAAP basis, operating earnings increased 89% to $1.9 billion in fiscal 2014. We provide a reconciliation of the differences between the non-GAAP and GAAP financial measures in Appendix A to this proxy statement.

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Nominees for Director

Name	Age	Director Since	Occupation	Independent	Committee Memberships
					Audit	Human Resources and Compensation	Nominating and Governance
David J. Anderson	65	2014	Retired Senior Vice President and Chief Financial Officer, Honeywell International	✓	✓
Colleen F. Arnold	57	2007	SVP, Sales and Distribution, IBM	✓			✓
George S. Barrett	59	2009	Chairman and CEO, Cardinal Health
Carrie S. Cox	57	2009	Chairman and CEO, Humacyte, Inc. and former EVP and President, Global Pharmaceuticals, Schering-Plough	✓		✓
Calvin Darden	64	2005	Retired SVP of U.S. Operations, UPS	✓		✓
Bruce L. Downey	66	2009	Partner, NewSpring Health Capital II, L.P. and retired Chairman and CEO, Barr Pharmaceuticals	✓	✓
Patricia A. Hemingway Hall	61	2013	President and CEO, Health Care Service Corporation	✓	✓
Clayton M. Jones	65	2012	Retired Chairman, President and CEO, Rockwell Collins	✓	Chair
Gregory B. Kenny	61	2007	President and CEO, General Cable	✓		Chair †	✓
David P. King	58	2011	Chairman, President and CEO, Laboratory Corporation of America Holdings	✓		✓ †
Richard C. Notebaert	67	1999	Retired Chairman and CEO, Qwest Communications International	✓		✓	✓

†
John F. Finn, a director since 1994 and currently Lead Director and Chairman of the Nominating and Governance Committee, has decided not to stand for re-election at the 2014 Annual Meeting. On November 1, 2014, Mr. Kenny will become Lead Director and Chairman of the Nominating and Governance Committee and cease to be Chairman of the Human Resources and Compensation Committee, and Mr. King will become Chairman of the Human Resources and Compensation Committee.

Additional Information About Our Nominees

Director Nominee
Backgrounds, Experience and Expertise
5
Healthcare
8
CEO/President Experience
8
Operations/Distribution
8
Financial Literacy/Expertise
9
International
3
Technology
4
Diversity

Years of Service on the Board of Directors

10+ years (1)
1-2 years (3)
6-10 years (3)
3-5 years (4)

ii

iii

2014 PROXY STATEMENT

GENERAL INFORMATION
These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors of Cardinal Health, Inc. for use at our Annual Meeting of Shareholders to be held on Wednesday, November 5, 2014, and at any adjournment or postponement (the “Annual Meeting”). The meeting will take place at our principal executive office located at 7000 Cardinal Place, Dublin, Ohio 43017, at 8:00 a.m., local time.
These proxy materials include our Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders for the fiscal year ended June 30, 2014. In addition, these proxy materials may include a proxy card for the Annual Meeting. A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the U.S. Securities and Exchange Commission (the “SEC”), will be provided, free of charge, to any shareholder upon written request addressed to our Investor Relations department at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. These proxy materials are first being sent or made available to our shareholders on or about September 16, 2014.
References to our fiscal years in this proxy statement mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2014” refers to the fiscal year ended June 30, 2014.
Notice of Internet Availability of Proxy Materials
As permitted by the SEC, we are providing proxy materials to some of our shareholders via the Internet. On or about September 16, 2014, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) explaining how to access our proxy materials online. If you received the Notice, you will not receive a printed copy of our proxy materials by mail unless you request one by following the directions included on the Notice.
Voting Information
Record date.  We have fixed the close of business on September 10, 2014 as the record date for determining our shareholders entitled to notice of and to vote at the Annual Meeting. On that date, we had 336,150,446 common shares outstanding. Shareholders as of the record date will have one vote per share for the election of each of our 11 director nominees, and one vote per share on each other voting matter.

Quorum.  We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares are present, either in person or by proxy.
Board recommendation. The Board recommends that you vote FOR the election of the 11 director nominees, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5.
How to vote.  We encourage you to vote promptly.  If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A.), you may vote either in person at the Annual Meeting or by proxy. If you are a “registered holder” or hold shares in an employee plan and decide to vote by proxy, you may do so in any one of the following three ways:

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By telephone.  You may vote your shares 24 hours a day by calling the toll free number 1-800-652-VOTE (8683) within the United States, U.S. territories or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

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By Internet.  You may vote your shares 24 hours a day by logging on to a secure website, www.envisionreports.com/CAH, and following the instructions provided. You will need to enter identifying information that appears on your proxy card or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

•	By mail. If you received a proxy card, you may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope.
Telephone and Internet voting is available through 2:00 a.m. Eastern time on Wednesday, November 5, 2014. If you vote by mail, your proxy card must be received before the Annual Meeting to assure that your vote is counted.
If, like most shareholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares. Alternatively, you may vote by completing, signing and returning the voting instruction form that the nominee provides to you or by following any telephone or Internet voting instructions described on the voting instruction form, the Notice or other materials that the nominee provides to you.
Changing or revoking your proxy.  Your presence at the Annual Meeting will not automatically revoke your proxy. If you are a registered holder, you may change or revoke your proxy at any time before a vote is taken at the meeting by giving notice to us in writing or during the Annual Meeting, by executing and forwarding to us a later-dated proxy or by voting a later proxy over the telephone or the Internet. If you are a beneficial shareholder, you should check with the broker, trustee, bank or other nominee that holds your shares to determine how to change or revoke your vote.
Shares held though plans.  If you hold shares through our 401(k) Savings Plans or Deferred Compensation Plan, you will receive voting instructions from Computershare Trust Company, N.A. Please note that employee plan shares have an earlier voting deadline of 2:00 a.m. Eastern time on Monday, November 3, 2014.
Broker non-votes.  If you are a beneficial owner whose shares are held by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your broker is not permitted to vote your shares on the election of directors, the advisory vote to approve the compensation of our named executive officers, the vote to approve the Management Incentive Plan performance goal or the shareholder proposal. The inability of the broker to vote your shares in this situation is called a “broker non-vote.” In these cases, the broker can only register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.
Voting. You may either vote FOR, AGAINST or ABSTAIN on each of the proposals. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting.
To elect directors under Proposal 1, our governing documents require that a nominee be elected by a majority of votes cast in an uncontested election. Abstentions and broker non-votes are not considered as votes cast and are not counted in determining the outcome of the voting results. If a director nominee who is a sitting Board member is not re-elected by a majority vote, that individual is required to tender a resignation for the Board’s consideration. See “Corporate Governance — Resignation Policy for Incumbent Directors Not Receiving Majority Votes” on page 15. Proxies may not be voted for more than 11 nominees, and shareholders may not cumulate their voting power.

Each of Proposals 2 through 5 will be approved by a majority of votes cast. Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the voting results.
How shares will be voted.  The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted FOR the election of all 11 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as independent auditor, FOR approval of the compensation of our named executive officers, FOR approval of the Management Incentive Plan performance goal and AGAINST the shareholder proposal. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting.
Transfer Agent
Registered shareholders should direct communications regarding change of address, transfer of share ownership, lost share certificates and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.
Attending the Annual Meeting
You will not be admitted to the Annual Meeting unless you have an admission ticket or satisfactory proof of share ownership and photo identification. If you are a registered shareholder, your admission ticket is attached to your proxy card or you may present the Notice. If you are a beneficial owner, your proof of share ownership can be the Notice or a photocopy of the voting instruction form that the nominee provided to you if your shares are held by a bank or brokerage firm. You can call our Investor Relations department at (614) 757-4757 if you need directions to the Annual Meeting.
Even if you expect to attend the Annual Meeting in person, we urge you to vote your shares in advance.

PROPOSAL 1—ELECTION OF DIRECTORS
Our Board has nominated 11 directors for election at this Annual Meeting to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified. All of the nominees currently are directors of Cardinal Health. Each agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the nominees is not available for election, proxies will be voted for the election of all remaining nominees and any substitute nominee(s) the Board selects.

John F. Finn, a director since 1994, has decided not to stand for re-election at the Annual Meeting. The size of the Board will be reduced to 11 at that time. Glenn A. Britt was a director of the company from 2009 until his death in June 2014.
Set forth below is background information regarding each individual nominated for election as a director. We believe that each of our nominees has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board.

David J. Anderson, 65, Director since April 2014
•	Senior Vice President and Chief Financial Officer of Honeywell International Inc., a global diversified technology and manufacturing company, from 2003 until his retirement in April 2014
•	Held a number of other executive positions with ITT Corporation, Newport News Shipbuilding, RJR Nabisco and Quaker Oats Company prior to joining Honeywell
•	Other public company directorships:
• American Electric Power, Inc., a public utility holding company, since 2011
• B/E Aerospace, Inc., a manufacturer of aircraft cabin interior products and provider of aerospace fasteners, consumables and logistics services, since June 2014

Director qualifications:  Through his prior finance leadership positions, including as Chief Financial Officer, at Honeywell and other leading companies, Mr. Anderson brings to the Board relevant experience in the areas of finance, operations, management, executive leadership, strategic planning, information technology and international markets. His extensive finance experience provides valuable insight in the areas of financial reporting and accounting and controls. He also brings to the Board valuable perspective and insights from his service on the boards of directors of American Electric Power, including its Audit and Finance Committees, and B/E Aerospace.

Colleen F. Arnold, 57, Director since 2007
•	Senior Vice President, Sales and Distribution, International Business Machines Corporation, a provider of systems, financing, software and services, since January 2014
•
Held a number of senior positions with IBM from 1998 to January 2014, including Senior Vice President, Application Management Services, IBM Global Business Services, and General Manager of GBS Strategy, Global Consulting Services and SOA Solutions, Global Industries and Global Application Services

Director qualifications:  Ms. Arnold has served as a senior executive of IBM for over 16 years. Her significant experience in the areas of business operations and information technology contributes to the Board's understanding of the impact of information technology on our business. She also brings to the Board more than 30 years of relevant experience in the areas of operations, management, executive leadership, strategic planning and international markets.

George S. Barrett, 59, Director since 2009
•	Chairman of the Board and Chief Executive Officer of Cardinal Health since 2009
•	Vice Chairman of Cardinal Health and Chief Executive Officer — Healthcare Supply Chain Services from 2008 to 2009
•
Held a number of executive positions with Teva Pharmaceuticals Industries Limited, a generic and branded pharmaceutical manufacturer, from 1999 to 2007, including President and Chief Executive Officer of Teva North America

•	Other public company directorship: Eaton Corporation plc, a diversified power management company, since 2011

Director qualifications:  Having worked for over 30 years in the pharmaceutical industry, Mr. Barrett has experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance and international markets. As a result, he provides the Board with unique perspective and insights regarding our businesses, industry, challenges and opportunities, and he communicates management’s perspective on important matters to the Board. He also brings to the Board valuable perspective and insights from his service on Eaton’s board of directors.

Carrie S. Cox, 57, Director since 2009
•	Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, since 2010 and Chairman of Humacyte since 2013
•	Executive Vice President and President, Global Pharmaceuticals, of Schering-Plough Corporation, a branded pharmaceutical manufacturer, from 2003 through 2009
•	Other public company directorships:
• Texas Instruments Incorporated, a developer, manufacturer and marketer of semiconductors, since 2004
• Celgene Corporation, a biopharmaceutical company, since 2009

Director qualifications:  As a former executive officer of Schering-Plough and a licensed pharmacist, Ms. Cox brings to the Board substantial experience in the pharmaceutical aspects of our business. She has worked in the pharmaceutical industry for over 30 years, giving her relevant experience in the areas of healthcare, operations, management, regulatory compliance, executive leadership, strategic planning and international markets. She also brings to the Board valuable perspective and insights from her service on the boards of directors of Texas Instruments, including its Compensation Committee, and Celgene.

Calvin Darden, 64, Director since 2005
•
Senior Vice President of U.S. Operations of United Parcel Service, Inc., a package delivery company and provider of specialized transportation and logistics services, from 2000 until his retirement in 2005

•	Other public company directorships:
	•	Target Corporation, an operator of large-format general merchandise discount stores, since 2003
	•	Coca-Cola Enterprises, Inc., a marketer, manufacturer and distributor of nonalcoholic beverages in select international markets, since 2004

Director qualifications:  A former executive officer of UPS, Mr. Darden has valuable experience in supply chain networks and logistics that contributes to the Board’s understanding of this important aspect of our business. He has over 30 years of relevant experience in the areas of operations, management, executive leadership, efficiency and quality control, strategic planning and labor relations. He also brings to the Board valuable perspective and insights from his service on Target’s board of directors, including its Compensation Committee, and on Coca-Cola Enterprises’ board of directors, including its Human Resources and Compensation Committee.

Bruce L. Downey, 66, Director since 2009
•	Partner of NewSpring Health Capital II, L.P., a venture capital firm, since 2009
•	Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a generic pharmaceutical manufacturer, from 1994 through 2008
•	Other public company directorship: Momenta Pharmaceuticals, Inc., a biotechnology company, since 2009

Director qualifications:  Having spent 14 years as Chairman and Chief Executive Officer of Barr Pharmaceuticals, Mr. Downey brings to the Board substantial experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources and corporate governance. He also offers valuable experience in the pharmaceutical aspects of our business and perspective and insights from having served as Chairman of Barr Pharmaceuticals' board of directors and from his service on Momenta Pharmaceuticals’ board of directors, including its Audit Committee. Before his career at Barr Pharmaceuticals, Mr. Downey was a practicing attorney for 20 years, having worked in both private practice and with the U.S. Department of Justice.

Patricia A. Hemingway Hall, 61, Director since 2013
•	President and Chief Executive Officer of Health Care Service Corporation, a mutual health insurer ("HCSC"), since 2008
•	Other public company directorship: ManpowerGroup Inc., a staffing services company, since 2011

Director qualifications:  As President and Chief Executive Officer of HCSC, the largest customer-owned health insurer in the United States and fourth largest overall, operating through Blue Cross and Blue Shield Plans in Illinois, Montana, New Mexico, Oklahoma and Texas, Ms. Hemingway Hall brings to the Board valuable experience managing a large healthcare payor organization. She has worked in the healthcare industry for over 30 years, first as a registered nurse and then later in health insurance, and has relevant experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning and human resources. She also brings to the Board valuable perspective and insights from her service on ManpowerGroup's board of directors, including its Audit Committee.

Clayton M. Jones, 65, Director since 2012
•	Chairman, President and Chief Executive Officer of Rockwell Collins, Inc., an aviation electronics and communications equipment company, from 2002 until his retirement in 2013
•	Other public company directorship: Deere & Company, an agricultural and construction machinery manufacturer, since 2007
•	Prior public company directorships:
• Rockwell Collins, from 2001 through 2014 (Non-Executive Chairman from 2013 to 2014)
• Unisys Corporation, an information technology company, from 2004 to 2010

Director qualifications:  As retired Chairman, President and Chief Executive Officer of Rockwell Collins, Mr. Jones brings to the Board relevant experience in highly regulated industries as well as in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance and international markets. He also brings to the Board valuable perspective and insights from his service on Deere & Company's board of directors and from his previous service as Chairman of Rockwell Collins' board of directors and on Unisys Corporation's board of directors, including its Finance Committee.

Gregory B. Kenny, 61, Director since 2007
•	President and Chief Executive Officer of General Cable Corporation, a manufacturer of aluminum, copper and fiber-optic wire and cable products, since 2001
•	Other current public company directorships:
	•	General Cable since 1997
	•	Ingredion Incorporated, a corn refining and ingredient company, since 2005

Director qualifications:  As Chief Executive Officer of General Cable, Mr. Kenny brings to the Board substantial experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance and international markets. He also brings to the Board valuable perspective and insights from his service on General Cable's and Ingredion's boards of directors, including Ingredion's Corporate Governance and Nominating Committee. He is a member of the board of directors of the Federal Reserve Bank of Cleveland (Cincinnati branch).

David P. King, 58, Director since 2011
•	President and Chief Executive Officer of Laboratory Corporation of America Holdings, an independent clinical laboratory company (“LabCorp”), since 2007 and Chairman of LabCorp since 2009
•
Held other senior positions with LabCorp prior to 2005, including Executive Vice President and Chief Operating Officer, Executive Vice President, Strategic Planning and Corporate Development and Senior Vice President, General Counsel and Chief Compliance Officer

•	Other current public company directorship: LabCorp since 2007

Director qualifications:  Having spent 13 years in senior executive roles with LabCorp, including the past seven years as its Chief Executive Officer, Mr. King brings to the Board substantial experience in the areas of healthcare, operations, management, regulatory compliance, finance, executive leadership, strategic planning, human resources, corporate governance and international markets. He also brings to the Board valuable perspective and insights from his position as Chairman of LabCorp’s board of directors. Before his career at LabCorp, Mr. King was a practicing attorney for 17 years, having worked in both private practice and with the U.S. Department of Justice.

Richard C. Notebaert, 67, Director since 1999
•	Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, from 2002 until his retirement in 2007
•	Other current public company directorships:
	•	Aon plc, a provider of risk management services, insurance and reinsurance brokerage and human capital consulting, since 1998
	•	American Electric Power Company, Inc. since 2011

Director qualifications:  Having spent more than 11 years as Chairman and Chief Executive Officer of publicly traded companies Qwest and Ameritech Corporation, Mr. Notebaert brings to the Board relevant experience in the areas of operations, management, finance, executive leadership, strategic planning, human resources, corporate governance and international markets. He has healthcare knowledge and historical perspective gained from service on our Board, including formerly serving as our Presiding Director. Mr. Notebaert also brings to the Board valuable perspective and insights from his position as Chairman of the boards of directors of Qwest and Ameritech, from his service on Aon’s board of directors, including chairing its Organization and Compensation Committee and serving on its Governance/Nominating Committee, and from his service on American Electric Power's board of directors, including serving on its Human Resources and Directors and Corporate Governance Committees.

The Board recommends that you vote FOR the election of these nominees.

PROPOSAL 2—RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of our independent auditor and approves the audit engagement letter with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2015 and believes that the continued retention of Ernst & Young LLP to serve as our independent auditor is in the best interest of Cardinal Health and its shareholders. Ernst & Young LLP has served as our independent auditor since 2002. In addition, in accordance with SEC rules, lead audit partners are subject to rotation requirements, which limit the number of consecutive years an individual partner may serve us. The Audit Committee oversees the rotation of the audit partners, including the Audit Committee Chairman interviewing candidates for audit partner and the Audit Committee discussing them.
While not required by law, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2015 at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of the company and its shareholders. Our Audit Committee approved, and our shareholders ratified, the appointment of Ernst & Young LLP as our independent auditor for fiscal 2014.
We expect representatives of Ernst & Young LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.
The Board recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2015.

PROPOSAL 3—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.
We urge shareholders to read the Compensation Discussion and Analysis beginning on page 21 of this proxy statement, which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables, notes and narrative appearing on pages 28 through 39, which provide detailed information on the compensation of our named executive officers. The Human Resources and Compensation Committee (the "Compensation Committee") and the Board believe that the executive compensation program described in the Compensation Discussion and Analysis is effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to our success.

Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2015 Annual Meeting of Shareholders.
The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.

PROPOSAL 4—APPROVAL OF MANAGEMENT INCENTIVE PLAN PERFORMANCE GOAL
General
Our Board of Directors adopted the Cardinal Health, Inc. Performance-Based Incentive Compensation Plan in August 1996, which was later renamed the “Cardinal Health, Inc. Management Incentive Plan” (the “MIP”). The Compensation Committee approved an amendment and restatement of the MIP on August 5, 2014, which revised the performance criteria for awards, provided for greater administrative flexibility and made other administrative changes.
The MIP is designed to permit the grant of cash-settled awards that are intended to qualify for an exception to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Section 162(m) generally limits a company’s federal income tax deduction for compensation paid to its named executive officers other than its chief financial officer to $1 million each, except for amounts in excess of $1 million that qualify for an exception to the limit. One of the available exceptions is for compensation that is paid under a performance-based compensation plan subject to performance criteria where the material terms of the performance goal under which the compensation may be paid have been disclosed to and approved by shareholders. We are asking that shareholders approve for purposes of Section 162(m), the material terms of the performance goal under which compensation may be paid under the MIP. There can be no guarantee, however, that amounts actually paid under the MIP will qualify as “performance-based compensation” under Section 162(m).
The purpose of the MIP is to:

•	advance our interests and the interests of our shareholders by providing employees in leadership positions with an annual bonus incentive to achieve our strategic objectives;

•	focus management on key measures that drive superior financial and management performance and that result in enhanced value of the company;

•	provide compensation opportunities that are externally competitive and internally consistent with our strategic objectives and total reward strategies;

•	provide bonus opportunities that reward executives who are in positions to make significant contributions to our overall success; and

•	permit us to grant awards that may qualify as performance-based compensation not subject to the tax deduction limits of Section 162(m), as well as awards that are not intended to so qualify.
For additional information regarding the MIP, see "Executive Compensation — Compensation Plans — Management Incentive Plan" on page 31.
Section 162(m) requires shareholder approval of the material terms of the performance goal under a plan providing qualified performance-based compensation. Under Section 162(m), the material terms that must be approved include (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) the maximum amount of compensation that may be paid to an employee during a specified performance period upon achievement of the performance criteria. For a plan to continue to qualify under Section 162(m), the material terms must be re-approved by shareholders at least once every five years when, as is the case under the MIP, the Compensation Committee has the authority to change the targets under a performance goal after shareholder approval of the goal.
The Compensation Committee retains the authority to make performance-based awards to our executives outside of the MIP (including under our 2011 Long-Term Incentive Plan (the "2011 LTIP")), in such amounts and at such times as it determines in its sole discretion, which will not be affected by this proposal.
The following is a summary of the material terms of the MIP, including the performance goal under which compensation may be paid under the MIP that shareholders are being asked to approve. The MIP is set forth as Appendix B to this proxy statement. The following discussion is qualified by reference to Appendix B.
Description of Material Terms under the MIP
Administration. The MIP is currently administered by the Compensation Committee and may be administered by another committee of directors appointed by the Board and comprised of two or more individuals who are “outside directors” (as that term is defined in Section 162(m)) or by our authorized officers who have been delegated such authority (the administrator is generally referred to as the “Compensation Committee” in this summary description of the material plan terms). Among other things, the Compensation Committee has the authority to designate employees who are granted awards under the MIP and to establish the performance criteria, level of achievement versus such criteria, target award amount and other terms and conditions of awards under the MIP. The Compensation Committee also has the authority to interpret the MIP and the terms of awards, to establish, amend and rescind rules and regulations relating to the MIP, to determine the terms and provisions for making or modifying awards, to correct administrative errors and to make all other determinations necessary and advisable for the administration of the MIP. The Compensation Committee may also modify awards granted to participants who are foreign nationals or employed outside the United States to the extent necessary to recognize differences in local law, tax policy or custom. The Compensation Committee may delegate the day-to-day administration of the Plan and any of its functions, including the power to approve awards that are not “qualified performance-based awards,” to one or more individuals. All decisions made by the Compensation Committee or its delegate pursuant to the MIP are made in such entity’s sole discretion and are final, binding and conclusive.

Eligibility. All of our approximately 34,000 regular employees, including employees of our subsidiaries, may be designated by the Compensation Committee as eligible to be granted awards under the MIP. Although the MIP contains broad eligibility standards, the Company has historically limited the pool of employees to whom awards are granted under the MIP to our executive officers.  Currently, we have eight executive officers.
Terms of awards. For each performance period, the Committee establishes a target award for each participant and performance criteria and level of achievement versus such criteria that determine the amount that may be earned under the award, subject to adjustment as described in the MIP. Performance criteria may be based on "qualifying performance criteria," other standards of financial performance or personal performance evaluations. The Compensation Committee may specify that an award or a portion of an award is intended to be a "qualified performance-based award" if the performance criteria for such award or portion of an award is a measure based on one or more "qualifying performance criteria" specified by the Compensation Committee. Awards under the MIP consist of lump sum cash amounts payable upon the achievement of specified performance criteria. Unless otherwise determined by the Compensation Committee in compliance with Section 409A of the Code, awards must be paid on or before the 15th day of the third month after the end of the applicable performance period.
A performance period is the 12-month period beginning on each July 1st and ending on the next succeeding June 30th during the term of the MIP, or such other time period established by the Compensation Committee from time to time with respect to which the attainment of performance criteria will be determined. Employees who are selected to participate in the MIP after the beginning of a performance period may participate for that performance period on a ratable basis on such terms and conditions as determined by the Compensation Committee. At the end of each performance period, the Compensation Committee will certify in writing the extent to which the applicable performance criteria were met during the performance period.
With respect to awards that are intended to be "qualified performance-based awards," the Compensation Committee will determine the actual bonus earned based on the performance criteria, subject to the Compensation Committee’s exercise of negative discretion to reduce any bonus based on such other business objectives or factors as determined by the Compensation Committee in its sole discretion. With respect to awards that are not intended to be "qualified performance-based awards," the Compensation Committee will determine the actual bonus earned based on the performance criteria and such other business objectives or factors that it determines appropriate. In the case of such awards, the Compensation Committee may adjust (up or down) any bonus on the basis of such further considerations as the Compensation Committee determines in its sole discretion. As discussed below under "Executive Compensation — Compensation Plans — Management Incentive Plan" on page 31, in practice the Compensation Committee approves performance goals in addition to the performance criteria established under the MIP to satisfy Section 162(m) that factor into the Compensation Committee’s exercise of discretion in determining final award amounts.

Performance criteria. For purposes of the MIP, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually or in any combination, applied to either the company as a whole or to a business unit, subsidiary or product or product category, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group and either calculated in accordance with U.S. Generally Accepted Accounting Principles or as adjusted, in each case as specified by the Compensation Committee: (i) cash flow; (ii) earnings (including gross margin, operating earnings, earnings before interest and taxes, segment profit, earnings before taxes and discontinued operations, earnings from continuing operations and net earnings); (iii) earnings per share; (iv) stock price; (v) shareholders’ equity; (vi) total shareholder return; (vii) invested capital; (viii) assets or net assets; (ix) return on investment; (x) revenue; (xi) tangible capital; (xii) market share; (xiii) contract awards or backlog; (xiv) distribution, selling, general and administrative expenses; (xv) credit rating or credit rating measures; (xvi) dividend payments; (xvii) improvement in workforce diversity; (xviii) customer satisfaction, retention or loyalty; (xix) employee satisfaction or retention; (xx) service levels; (xxi) net working capital or net working capital days; (xxii) days sales outstanding; (xxiii) days inventory on hand; (xxiv) days payable outstanding; (xxv) capital expenditures; (xxvi) generics penetration; and (xxvii) economic profit. The Compensation Committee is authorized to determine the manner in which any performance criteria will be calculated or measured to take into account such factors as the Compensation Committee considers appropriate, including market-related changes in inventory value, changes in accounting principles and extraordinary charges to income, provided that with respect to "qualified performance-based awards," the Compensation Committee will specify and apply such calculations or adjustments in a manner it determines to be consistent with Section 162(m).
Maximum award payable and not subject to deduction limitation rules of Section 162(m). Under the MIP, the maximum award that can be paid to any single participant for any performance period is $7.5 million, with such maximum award amount to be prorated if the performance period is less than a full fiscal year.
Termination of employment. A participant whose employment terminates at any time during the applicable performance period because of retirement, death or disability will receive a prorated portion of the applicable award, based upon the length of time that the participant was employed by us during the performance period. A participant whose employment is terminated by us (other than for cause (as defined in the MIP)) during the fourth quarter of the applicable performance period will receive a prorated portion of the applicable award, based upon the length of time that the participant was employed by us during the performance period. Unless the Compensation Committee determines otherwise, a participant whose employment is terminated prior to the fourth quarter of the applicable performance period or for any other reason will not be entitled to any payment with respect to the award. A participant who terminates employment for any other reason, or who is terminated by us for cause, before the date a bonus is paid will not be entitled to any payment with respect to the award.

Forfeiture events. The MIP will be administered in compliance with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), once rules implementing those provisions are adopted by the SEC and become effective. The Compensation Committee may also, in its discretion, require that awards be subject to repayment upon any violation of a non-competition and confidentiality covenant applicable to a participant or in the event that an award is based upon the achievement of certain financial results that are subsequently restated, the participant engaged in misconduct that caused or contributed to the need for the restatement and the amount of the bonus amount paid would have been lower had the financial results been properly reported. These forfeiture provisions will no longer apply after a “change of control” of the company, as defined in our 2011 LTIP or any successor thereto.
Amendment and discontinuance. The MIP may be amended, modified, suspended or terminated by the Compensation

Committee at any time and without notice, but no such amendment, modification, suspension or termination will, without the consent of the participant, materially reduce the right of such participant to a payment or distribution to which he or she has already become entitled. The approval of our shareholders of any amendment of the MIP will be required only to the extent the Compensation Committee determines appropriate to satisfy the applicable provisions of Section 162(m).
Plan Benefits. The benefits that will be awarded or paid under the MIP are not currently determinable. Awards granted under the MIP are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them.
The Board of Directors recommends a vote FOR this proposal to approve the material terms of the performance goal under the Cardinal Health, Inc. Management Incentive Plan.

PROPOSAL 5—SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTION DISCLOSURES
We received notice that a shareholder intends to present the following proposal at the Annual Meeting. The proposed resolution and its supporting statement, for which neither we nor the Board accepts responsibility, are set forth below. The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, a shareholder owning 75 of our common shares as of May 12, 2014, submitted this proposal.
The shareholder proposal and supporting statement read as follows:
Resolved, that shareholders of Cardinal Health ("Company") hereby request that the Company provide a report, updated semiannually, disclosing its:
1.     Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to-- (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.     Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.
The report shall be presented to the board of directors or relevant board committee and posted on the Company's website.

Supporting Statement:
As long-term shareholders of Cardinal Health, we support transparency and accountability in corporate spending on political activities. These include activities considered intervention in any political campaign under the Internal Revenue Code (IRC), such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.
Disclosure is in the best interest of the company and its shareholders; and gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.
We acknowledge that our Company recently disclosed a policy on its political spending program, including how it engages in the political process and board oversight. While we applaud this important step, we believe this is deficient because our Company will not disclose:

•	an itemized list of contributions to political candidates and committees; and

•	an itemized list of payments to trade associations and the so-called "social welfare" groups organized under the IRC section 501(c)(4) used for political purposes.
Meanwhile, Cardinal Health contributed at least $761,043 in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org) In addition, it scored just 49 out of 100 points in the 2013 CPA-Zicklin Index of Corporate Political Accountability and Disclosure, placing it in the third tier of the 196 largest U.S. companies. This is in comparison with our Company's peers, United Parcel Service, Baxter International and Becton, Dickinson &

Company, which are all ranked at or near the top of the Index.
Relying on publicly available data does not provide a complete picture of the Company's political spending. For example, the Company's payments to trade associations and 501(c)(4) organizations used for political activities are undisclosed and unknown. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes.
The Company's Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets.
We urge your support FOR this critical governance reform.
The Board of Directors' Statement in Opposition to Proposal 5
Your Board recommends a vote AGAINST Proposal 5 because (1) we already publicly disclose on our website our policies and procedures for making political contributions and expenditures, (2) our robust Corporate Political Contributions Policy imposes significant restrictions, provides meaningful accountability and establishes Board oversight with respect to our corporate political contributions, (3) our corporate political contributions are very small and (4) information regarding our corporate contributions is already publicly available.
Our Corporate Political Contributions Policy both restricts and provides for Board oversight of our limited corporate political contribution activity. Under our Corporate Political Contributions Policy, the Nominating and Governance Committee of the Board oversees our political expenditures, including an annual review of the policy and the Company’s corporate political expenditures. That policy is posted on our website, at www.cardinalhealth.com, under “About Us — Corporate Governance — Policies and Other.” As a company that operates in the highly regulated healthcare industry, the actions of elected officials at the local, state and national levels can significantly impact our operations in ways that are not always understood or appreciated. As a result, our policy reflects the Board’s determination that it is important that we participate in the electoral and legislative processes to protect your interests as shareholders.

Under our policy, we may make corporate political contributions only in limited situations and subject to strict governance controls. We may not contribute corporate funds to political parties, judicial campaigns, presidential campaigns, SuperPACs or any federal candidates. We also may not make any independent expenditures in connection with any federal or state election. Under our policy, in very limited circumstances we may make corporate contributions to state political candidates, subject to limits under state law. But those contributions must be approved by our Chief Legal and Compliance Officer and Senior Vice President, Professional and Government Relations. Likewise, our Standards of Business Conduct, which are also posted on our website, reinforce these restrictions on our employees by, among other things, prohibiting employees from using company resources to support political parties, causes, political action committees or candidates and requiring employees to report any request for contributions by a U.S. federal representative, senator or member of his or her staff.
Our corporate political contributions are very small. The vast majority of our political contributions are made through the Cardinal Health Companies-Political Action Committee (our “PAC”), which is funded entirely by voluntary contributions from employees. Our policy specifies the conditions that must be satisfied for our PAC’s contributions to support political candidates and the PAC’s board of directors approves these contributions. Our direct corporate political contributions are limited, subject to strict controls and very small (less than 1/100th of 1% of our annual operating expenses).
Information is readily available through other sources. Federal and state governments require public disclosure of political contributions, either by the donor or the recipient. We comply with these laws. Our PAC files regularly scheduled reports of receipts and disbursements with the Federal Election Commission, which are publicly available. Any information regarding the corporate contributions made by us to state candidates also is publicly available. As a result, this proposal is duplicative and unwarranted and would cause us to expend time and resources without any appreciable benefit to shareholders.
In summary, we maintain and disclose our policies and procedures for accountability and oversight, including a robust Corporate Political Contributions Policy, to ensure that our assets are used for political objectives that are in the best long-term interests of the company and its shareholders and believe that this proposal is unnecessary in light of our insignificant political contributions and existing public disclosures.
The Board recommends a vote AGAINST the adoption of this shareholder proposal.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors currently consists of 12 members. The Board will be decreased to 11 members when Mr. Finn completes his term at the Annual Meeting. Glenn A. Britt was a director from 2009 until his death in June 2014.
The Board held nine meetings during fiscal 2014. During fiscal 2014 each director attended 75% or more of the meetings of the Board and Board committees on which he or she served. All of our directors at the time of the 2013 Annual Meeting of Shareholders attended the meeting. Absent unusual circumstances, each director is expected to attend the Annual Meeting.
Board Leadership Structure
Under our Corporate Governance Guidelines, the Board is responsible for selecting the Chairman of the Board and the Chief Executive Officer. The Board currently combines these roles and appoints an independent Lead Director (formerly referred to as Presiding Director) with robust responsibilities. The independent directors annually elect an independent director to serve as Lead Director.
The Board periodically reviews and assesses its leadership structure to ensure it is appropriate for the circumstances. The Board believes that the current leadership structure best serves shareholders at this time because it has allowed the Board to function effectively in fulfilling its responsibility for overseeing and providing appropriate input to management while maintaining the Board's independence from management. By serving as both the Chairman and Chief Executive Officer, Mr. Barrett has been able to draw on his knowledge of our daily operations, his knowledge of the healthcare industry and the developments within it and his knowledge of our customers, vendors, employees, shareholders and other business partners to provide our Board with leadership in setting its agenda and focusing its discussions. In addition, this structure fosters clear accountability, effective decision making and alignment between the Board and management. It also allows a single person to speak on behalf of the Board and the company to our customers, vendors, employees, shareholders and regulators.
The Board has independent leadership through its independent Lead Director. It also convenes regular executive sessions of independent directors and appoints only independent directors to its key committees. Finally, all of its directors (other than Mr. Barrett) are independent. The Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	has the authority to call additional executive sessions of the independent directors;

•	serves as a liaison between the Chairman and the independent directors;

•	approves the information sent to the Board and the agenda and schedule for Board meetings; and

•	coordinates the Board's annual self-evaluation and reviews the results of the evaluation of individual directors with those directors.
The Lead Director also is available, as deemed appropriate by the Board, to consult and communicate directly with major shareholders.
Mr. Finn has been the Lead Director since 2009. During his service in this role he has been actively engaged in Board leadership. He has chaired executive sessions of the independent directors, which were held at each of the five in-person Board meetings during fiscal 2014. He has met frequently with Mr. Barrett and worked closely with him in developing Board agendas, topics and schedules. He has been Chair of the Nominating and Governance Committee and coordinated the annual evaluation of the Board and the individual evaluation of each director, including discussing with each Board member the results of his or her individual evaluation. He participated in the Compensation Committee discussions relating to the annual performance evaluation of, and compensation decisions regarding, Mr. Barrett. Finally, during the year, Mr. Finn has attended a major healthcare investor conference with management.
Mr. Kenny will become Lead Director on November 1, 2014.
Committees of the Board of Directors
The Board has established four committees: the Audit Committee, the Nominating and Governance Committee, the Human Resources and Compensation Committee and the Executive Committee. The charter for each committee is available on our website, at www.cardinalhealth.com, under “About Us — Corporate Governance — Board Committees and Charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.
For fiscal 2014, each member of the Audit, Nominating and Governance and Compensation Committees was determined by the Board to be independent as defined by the rules of the New York Stock Exchange ("NYSE") and in accordance with our Corporate Governance Guidelines. The table below identifies the current committee members.

Name	Audit (1)	Nominating and Governance	Human Resources and Compensation	Executive (1)
David J. Anderson (2)	✓
Colleen F. Arnold		✓
George S. Barrett				Chair
Carrie S. Cox (3)			✓
Calvin Darden			✓
Bruce L. Downey	✓
John F. Finn (Lead Director) (4)	✓	Chair		✓
Patricia A. Hemingway Hall (5)	✓
Clayton M. Jones (6)	Chair			✓
Gregory B. Kenny (7)		✓	Chair	✓
David P. King (8)			✓
Richard C. Notebaert		✓	✓	✓
Number of Fiscal 2014 Committee Meetings	9	4	7	0

(1)	Mr. Britt served as Chairman of the Audit Committee and on the Executive Committee until his death in June 2014.

(2)	Mr. Anderson was elected to the Board and appointed to the Audit Committee on April 25, 2014.

(3)	The Board appointed Ms. Cox to serve on the Compensation Committee on February 5, 2014. Prior to that, she served on the Audit Committee.

(4)
Mr. Finn has decided not to stand for re-election at the Annual Meeting and his term will expire at that time; he will cease to be Lead Director and Chairman of the Nominating and Governance Committee on November 1, 2014.

(5)	The Board appointed Ms. Hemingway Hall to serve on the Audit Committee on November 6, 2013.

(6)	The Board appointed Mr. Jones to serve on the Audit Committee on February 5, 2014 and as Chairman of the Audit Committee on June 27, 2014. Prior to that, he served on the Compensation Committee.

(7)	On November 1, 2014, Mr. Kenny will cease to be Chairman of the Compensation Committee and become Lead Director and Chairman of the Nominating and Governance Committee.

(8)
The Board appointed Mr. King to serve on the Compensation Committee on November 6, 2013. Prior to that, he served on the Audit Committee. He will become Chairman of the Compensation Committee on November 1, 2014.

The Audit Committee. The Audit Committee’s primary duties are to assist the Board in monitoring:

•	the integrity of our financial statements;

•	the independent auditor’s qualifications, independence and performance;

•	the performance of our internal audit function;

•	the ethics and compliance program and our compliance with legal and regulatory requirements; and

•	our process for assessing and managing risk.
The Audit Committee reviews quarterly and annual financial statements before they are filed or announced. It also reviews matters such as the significant financial reporting issues and judgments made in connection with the preparation of our financial statements, the effect of regulatory and accounting initiatives and the adequacy and effectiveness of our internal controls and disclosure controls and procedures.
The Audit Committee reviews quarterly reports from our Chief Legal and Compliance Officer regarding our ethics and compliance program, including compliance by Cardinal Health with applicable legal requirements and the Standards of Business Conduct described below. The Audit Committee discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and financial risk management policies. It also oversees our process for assessing and managing risk through our enterprise risk management process.
The Audit Committee pre-approves all services provided by the independent auditor. The Audit Committee also appoints, compensates and oversees the independent auditor, including resolution of any disagreements with management regarding financial reporting and overseeing the rotation of the lead audit partner as required by law. The Audit Committee also reviews our internal audit plan and the functions and structure of our internal audit department.
The Board has determined that each of Messrs. Anderson, Downey, Finn and Jones and Ms. Hemingway Hall is an “audit committee financial expert” for purposes of the SEC rules and each member of the Audit Committee is independent, as independence for audit committee members is defined by the NYSE.
The Nominating and Governance Committee. The Nominating and Governance Committee’s primary duties are to:

•	identify and recommend to the Board individuals qualified to become Board members (consistent with criteria approved by the Board);

•	annually review our Corporate Governance Guidelines;

•	make recommendations to the Board concerning the structure, composition and functions of the Board and its committees;

•	perform a leadership role in shaping and overseeing our corporate governance practices;

•	conduct the annual evaluation of the Board’s effectiveness and performance; and

•	oversee our policies and practices regarding political expenditures and review political expenditures.
The Nominating and Governance Committee considers and recommends criteria to the Board for identifying and evaluating potential Board candidates; reviews and considers any Board candidates recommended by shareholders; assesses the qualifications, attributes, skills, contributions and independence of individual directors; and considers and makes recommendations to the Board regarding any resignations tendered by a director.
Human Resources and Compensation Committee. The Compensation Committee’s primary duties are to:

•
develop an executive compensation program to support overall business strategies and objectives, attract and retain executives, link compensation with business objectives and organizational performance and provide competitive compensation opportunities;

•	approve compensation for the Chief Executive Officer, including relevant performance goals, and evaluate his performance;

•	approve compensation for our other executive officers and oversee their evaluations;

•	make recommendations to the Board with respect to the adoption of equity-based compensation plans and incentive compensation plans;

•	review the outside directors’ compensation program and recommend changes to the Board;

•	oversee the management succession process for the Chief Executive Officer and senior executives;

•	oversee workplace diversity initiatives and progress;

•	oversee and assess the appropriateness of any material risks related to compensation arrangements; and

•	assess the independence of compensation consultants or other outside advisors who provide advice to the Compensation Committee.
The Compensation Discussion and Analysis, which begins on page 21, discusses how the Compensation Committee makes compensation-related decisions regarding our executive officers. The Compensation Committee acts as the administrator of our equity and non-equity incentive plans covering executive officers and other senior management. Generally, the Compensation

Committee delegates to our officers authority to administer the plans, including selecting participants and determining award levels within plan parameters, but may not delegate any such responsibility with respect to our officers subject to Section 16 of the Exchange Act.
The Executive Committee. The Executive Committee is comprised of the Chairman and Chief Executive Officer, the chairpersons of each of the Audit, Nominating and Governance and Compensation Committees, the Lead Director and Mr. Notebaert. The Committee acts from time to time on behalf of the Board when specific authority is delegated to it by the Board or to consider or act upon a matter promptly.
Director Independence
The Board has established standards to assist it in determining director independence. These standards can be found within our Corporate Governance Guidelines on our website, at www.cardinalhealth.com, under “About Us — Corporate Governance — Corporate Governance Guidelines." They address, among other things, employment and compensation relationships, relationships with our auditor and customer and business relationships.
The Board assesses at least annually the independence of directors and, based on the recommendation of the Nominating and Governance Committee, determines which members are independent. The Board has determined that each of Messrs. Anderson, Darden, Downey, Finn, Jones, Kenny, King and Notebaert, and each of Mmes. Arnold, Cox and Hemingway Hall, is independent under the listing standards of the NYSE and our Corporate Governance Guidelines. The Board also previously determined that Dr. Spaulding, a director who served during fiscal 2014 through the date of our 2013 Annual Meeting of Shareholders, and Mr. Britt, who passed away in June 2014, were independent.
In determining that Ms. Arnold, an executive officer of IBM, is independent, the Nominating and Governance Committee considered our relationship with IBM, from which we purchase equipment and services in the ordinary course of business. Our payments to IBM were less than 1% of our and of IBM’s revenue for each of the last three fiscal years.
In determining that Ms. Hemingway Hall is independent, the Nominating and Governance Committee considered that she is President and Chief Executive Officer of HCSC. Our Cardinal Health at Home division (formerly known as AssuraMed) receives payments from HCSC for products and services ordered by HCSC customers in the ordinary course of business, which were less than 1% of our and of HCSC's revenue for each of the last three fiscal years; we do not do other business with HCSC. HCSC also utilizes and is a minority investor in a pharmacy benefits company with which we hold a competitively-bid supply contract.
In determining that Mr. King is independent, the Nominating and Governance Committee considered that he is Chairman, President and Chief Executive Officer of LabCorp. We receive payments from LabCorp for medical and laboratory products that it purchases from us in the ordinary course of business. LabCorp's payments to us were less than 1% of our and of LabCorp's revenue for each of the last three fiscal years.
Director Qualification Standards
The Nominating and Governance Committee reviews with the Board the appropriate skills and characteristics required of Board members and develops criteria for identifying and evaluating qualified Board candidates. These criteria, as described in our Corporate Governance Guidelines, include business experience, qualifications, attributes and skills, including relevant industry experience; independence (including independence from the interests of a particular group of shareholders); judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; and the absence of potential conflicts with our interests.
The Nominating and Governance Committee considers the foregoing criteria when assessing the operation and goals of the Board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the Board, including race and gender diversity. The Nominating and Governance Committee assesses the effectiveness of this process by gathering data and discussing the diversity of the Board in the annual self-assessments of the Nominating and Governance Committee and the Board.
If the Nominating and Governance Committee believes that a potential candidate may be appropriate for the Board, the committee takes time to learn more about the candidate and gives the candidate an opportunity to learn more about Cardinal Health, the Board and its governance practices. Ultimately, the Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.
The Nominating and Governance Committee has engaged a search firm to assist with identifying and evaluating potential Board candidates. The search firm identified Mr. Anderson as a potential candidate for consideration by the Nominating and Governance Committee.
Board Performance Assessment
The Board, through the Nominating and Governance Committee, assesses its performance by conducting an annual self-evaluation. Each of the Audit, Nominating and Governance and Compensation Committees conducts an annual self-evaluation. In addition, the Nominating and Governance Committee annually conducts an individual evaluation of each director. The Lead Director shares the results of each director's evaluation with him or her.
Resignation Policy for Incumbent Directors Not Receiving Majority Votes
Our Corporate Governance Guidelines require any incumbent director who is not re-elected by shareholders in an uncontested election to promptly tender a resignation to the Chairman of the Board. Within 90 days following the certification of the shareholder vote, the Nominating and Governance Committee will recommend to the Board whether to accept the resignation. Thereafter, the

Board will promptly act and publicly disclose its decision and the rationale behind the decision.
Communicating with the Board
Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director or the independent directors as a group, by writing to the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or sending an e-mail to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee or director. The Corporate Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations and advertisements.
Shareholder Recommendations for Director Nominees
The Nominating and Governance Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other nominees, which criteria are discussed above under “Director Qualification Standards.” Shareholders who wish to recommend a candidate may do so by writing to the Nominating and Governance Committee in care of the Office of the Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the committee for consideration at the 2015 Annual Meeting of Shareholders, a shareholder recommendation must be received no later than April 1, 2015. Recommendations must include, at a minimum, the following information:

•	the name and address of the shareholder making the recommendation;

•	the name and address of the person recommended for nomination;

•	if the shareholder is not a shareholder of record, a representation and satisfactory proof of share ownership;

•
a statement in support of the shareholder’s recommendation, including sufficient information to permit the Nominating and Governance Committee to evaluate the candidate’s qualifications, skills and experience;

•	a description of all direct or indirect arrangements or understandings between the shareholder and the candidate recommended by the shareholder;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

•	the candidate’s written, signed consent to serve if elected.
Shareholders who wish to nominate directors directly for election at an annual meeting of shareholders in accordance with the procedures in our Code of Regulations should follow the instructions under “Other Matters — Shareholder Proposals for Next Year's Proxy Statement” on page 43.

Risk Oversight
The Board’s role in risk oversight. The Board is responsible for overseeing our policies and procedures for assessing and managing risk. Management is responsible for assessing and managing our exposures to risk on a day-to-day basis, including the creation of appropriate risk management policies and procedures. Management also is responsible for informing the Board of our most significant risks and our plans for managing those risks.
To assist the Board and management in exercising their respective responsibilities, we have developed an enterprise risk management process that our Audit Committee oversees and our Chief Legal and Compliance Officer administers. Under this process, management identifies and prioritizes enterprise risks and develops systems to assess, monitor and mitigate those risks. Management reviews and discusses with the Board significant risks identified through the process. The Audit Committee also is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and financial risk management policies.
Risk assessment of compensation programs. Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment, which was presented to and discussed with the Compensation Committee, included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks and evaluating other controls and processes designed to identify and manage risk. The Committee's independent compensation consultant also reviewed the risk assessment and concurred with management's conclusion.
Ethics and Compliance Program
The Board has adopted written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior and are designed to foster a culture of integrity and protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website, at www.cardinalhealth.com, under “About Us — Corporate Governance — Policies and Other — Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.
Our Chief Legal and Compliance Officer has responsibility to implement and maintain an effective ethics and compliance program. He also has responsibility to provide quarterly updates on our ethics and compliance program to the Audit Committee and an update to the full Board at least once a year. He reports to the Chair of the Audit Committee and to the Chief Executive Officer and meets in separate executive sessions quarterly with the Audit Committee.

Management Succession Planning
The Board is actively engaged in our talent management program. The Compensation Committee oversees the process for succession planning for the Chief Executive Officer and senior executives, and management provides an organizational update at each quarterly Compensation Committee meeting. The Board maintains an emergency succession plan as well as a long-term succession plan for the position of Chief Executive Officer. The Board also reviews succession planning for other senior management positions. In addition to ongoing discussions throughout the year, the Board held a succession planning and talent review session during fiscal 2014.
Shareholder Engagement
In order for management and the Board to better understand and consider shareholders' views and perspectives, for a number of years, we have regularly communicated with our shareholders to solicit and discuss their views and perspectives on governance, executive compensation and other matters. During fiscal 2014 we had discussions with a number of shareholders, including our largest shareholders. Feedback received during these meetings is presented to and discussed by the Nominating and Governance Committee, and as appropriate, other Board committees.
After considering feedback received from shareholders in recent years, we have:

•	formalized additional responsibilities for the independent Lead Director and added disclosure about the Lead Director's activities;

•	formalized the annual individual director evaluation process in our Corporate Governance Guidelines;

•	provided additional disclosure about the Audit Committee's oversight and engagement of the independent auditor and expanded the Audit Committee Report (see pages 7 and 17); and

•	expanded and enhanced the Proxy Summary and the Compensation Discussion and Analysis Executive Summary.
In addition, our Chief Executive Officer, Chief Financial Officer and management team receive regular feedback from the investment community regarding our strategy, financial results and other topics of interest, and briefs the Board on these engagements.
Finally, as noted above, our Lead Director has attended a major healthcare investor conference with management.
Corporate Governance Guidelines
You can find the full text of our Corporate Governance Guidelines on our website, at www.cardinalhealth.com, under “About Us — Corporate Governance — Corporate Governance Guidelines.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions Policy
The Board follows a written policy that the Audit Committee must approve or ratify any "related party transactions" (transactions exceeding $120,000 in which we are a participant and any related party has a direct or indirect material interest). "Related parties" include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers and the immediate family members of each of these individuals.
Once a related party transaction is identified, the Audit Committee will review all of the relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and us, the nature of the related party’s relationship with us and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.
If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related party transactions in which the aggregate amount is expected to be less than $1 million.
Related Party Transactions
Since July 1, 2013, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT AND AUDIT MATTERS
Audit Committee Report
The Audit Committee assists the Board of Directors in monitoring the integrity of Cardinal Health’s financial statements; the independent auditor’s qualifications, independence and performance; the performance of Cardinal Health’s internal audit function; Cardinal Health’s ethics and compliance program and the company’s compliance with legal and regulatory requirements; and Cardinal Health’s processes for assessing and managing risk. The Audit Committee currently consists of five members of the Board of Directors. The Board of Directors has determined that each Committee member is an “audit committee financial expert” for purposes of the SEC rules and is independent. The Audit Committee’s activities are governed by a written charter, most recently revised by the Board of Directors in November 2012, which specifies the scope of the Audit Committee’s responsibilities. The charter is available on Cardinal Health’s website, at www.cardinalhealth.com, under “About Us — Corporate Governance — Board Committees and Charters."
Management has primary responsibility for the financial statements and for establishing and maintaining the system of internal control over financial reporting. Management also is responsible for reporting on the effectiveness of Cardinal Health’s internal control over financial reporting. Cardinal Health’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of Cardinal Health’s consolidated financial statements and for issuing a report on the financial statements and a report on the effectiveness of Cardinal Health’s internal control over financial reporting based on its audit.
The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2014 with management and with Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP the effectiveness of Cardinal Health’s internal control over financial reporting as well as management's report and Ernst &

Young LLP's report on the subject. The Audit Committee discussed with Ernst & Young LLP the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees under applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and matters related to Cardinal Health’s financial statements, including critical accounting estimates and judgments. The Audit Committee received from Ernst & Young LLP the written disclosures regarding Ernst & Young LLP’s independence from Cardinal Health required by applicable PCAOB requirements and discussed Ernst & Young LLP’s independence.
The Audit Committee meets regularly with Ernst & Young LLP, with and without management present, to review the overall scope and plans for Ernst & Young LLP’s audit work and to discuss the results of its examinations, the evaluation of Cardinal Health’s internal control over financial reporting and the overall quality of Cardinal Health’s accounting and financial reporting. In addition, the Audit Committee annually considers the performance of Ernst & Young LLP.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2014 be included in Cardinal Health’s Annual Report on Form 10-K for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors.
Clayton M. Jones, Chairman
David J. Anderson
Bruce L. Downey
John F. Finn
Patricia A. Hemingway Hall

Fees Paid to Independent Accountants
The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2014 and 2013.

	Fiscal Year Ended June 30, 2014 ($)	Fiscal Year Ended June 30, 2013 ($)
Audit fees (1)	5,460,361	5,293,183
Audit-related fees (2)	2,276,604	1,840,055
Tax fees (3)	1,216,360	1,395,874
All other fees	—	—
Total fees	8,953,325	8,529,112

(1)
Audit fees include fees paid to Ernst & Young LLP related to the annual audit of our consolidated financial statements, the annual audit of the effectiveness of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young LLP that are closely related to the audit and in many cases could only be provided by our independent accountant, such as comfort letters and consents related to SEC registration statements.

(2)
Audit-related fees include fees for services related to acquisitions and divestitures, audit-related research and assistance, internal control reviews, service auditor’s examination reports and employee benefit plan audits.

(3)
Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young LLP for tax compliance and other tax-related services for fiscal 2014 were $186,039 and $1,030,321, respectively, and for fiscal 2013 were $329,200 and $1,066,674, respectively.

Audit Committee Audit and Non-Audit Services Pre-Approval Policy
The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to ensure that the accountants remain independent from Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.
Under the policy, the Audit Committee annually pre-approves certain services within established dollar thresholds. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.
The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.
All audit and non-audit services provided for us by Ernst & Young LLP for fiscal 2014 and 2013 were pre-approved by the Audit Committee.

SHARE OWNERSHIP INFORMATION
The table below sets forth certain information regarding the beneficial ownership of our common shares by and the percentage of our outstanding common shares represented by such ownership for:

•	each person known by us to own beneficially more than 5% of our outstanding common shares;

•	our directors;

•	our Chairman and Chief Executive Officer and the other executive officers named in the Summary Compensation Table; and

•	our executive officers and directors as a group.
A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the notes below, information on the number of shares beneficially owned is as of September 10, 2014, and the listed beneficial owners have sole voting and investment power.

Name of Beneficial Owner	Common Shares		Additional Restricted and Performance Share Units (11)
	Number Beneficially Owned	Percent of Class
Wellington Management Company, LLP (1)	34,735,113	10.3	—
BlackRock, Inc. (2)	26,284,542	7.8	—
The Vanguard Group (3)	18,951,702	5.6	—
State Street Corporation (4)	18,228,324	5.4	—
David J. Anderson (5)	—	*	—
Colleen F. Arnold (6)(8)	10,924	*	19,569
George S. Barrett (7)	2,529,082	*	106,700
Donald M. Casey Jr. (7)	123,168	*	64,314
Carrie S. Cox	435	*	16,306
Calvin Darden (6)(8)	15,536	*	19,608
Bruce L. Downey	10,652	*	18,387
John F. Finn (6)(8)(9)	46,460	*	22,131
Patricia A. Hemingway Hall	—	*	2,612
Jeffrey W. Henderson	21,998	*	45,192
Clayton M. Jones	—	*	6,018
Michael C. Kaufmann (7)	212,109	*	70,342
Gregory B. Kenny (8)	5,084	*	19,584
David P. King (6)	2,652	*	9,446
Craig S. Morford (7)	51,238	*	67,066
Richard C. Notebaert (6)(8)	38,547	*	16,413
All Executive Officers and Directors as a Group (19 Persons)(10)	3,418,412	1.0	548,978
 * Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)
Based on information obtained from a Schedule 13G/A filed with the SEC on July 10, 2014 by Wellington Management Company, LLP ("Wellington"). The address of Wellington is 280 Congress Street, Boston, Massachusetts 02210. Wellington reported that, as of June 30, 2014, it had shared voting power with respect to 9,343,286 shares and shared dispositive power with respect to all shares shown in the table. Wellington, in its capacity as investment adviser, may be deemed to beneficially own such shares, which are held of record by clients of Wellington. The number and percentage of shares held by Wellington may have changed since the filing of the Schedule 13G/A.

(2)
Based on information obtained from a Schedule 13G/A filed with the SEC on February 6, 2014 by BlackRock, Inc. ("BlackRock"). The address of BlackRock is 40 East 52nd Street, New York, New York 10022. BlackRock reported that, as of December 31, 2013, it had sole voting power with respect to 22,420,308 shares, sole dispositive power with respect to 26,269,281 shares and shared dispositive power with respect to 15,261 shares. The number and percentage of shares held by BlackRock may have changed since the filing of the Schedule 13G/A.

(3)
Based on information obtained from a Schedule 13G filed with the SEC on February 6, 2014 by The Vanguard Group ("Vanguard"). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 31, 2013, it had sole voting power with respect to 558,634 shares, sole dispositive power with respect to 18,434,455 shares and shared dispositive power with respect to 517,247 shares. The number and percentage of shares held by Vanguard may have changed since the filing of the Schedule 13G.

(4)
Based on information obtained from a Schedule 13G filed with the SEC on February 3, 2014 by State Street Corporation ("State Street"). The address of State Street is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street reported that, as of December 31, 2013, it had shared voting and dispositive power with respect to all shares shown in the table. The number and percentage of shares held by State Street may have changed since the filing of the Schedule 13G.

(5)	Mr. Anderson joined the Board in April 2014 and has not yet received his first annual director restricted share unit ("RSU") grant, which is typically made each November.

(6)
Common shares listed as being beneficially owned by our non-management directors include (a) outstanding stock options that are currently exercisable, as follows: Ms. Arnold — 9,801 shares; Mr. Darden — 9,801 shares; Mr. Finn — 9,801 shares; and Mr. Notebaert — 9,801 shares; and (b) outstanding RSUs that will be settled in common shares within 60 days, as follows: Mr. King — 2,612 shares.

(7)
Common shares listed as being beneficially owned by our named executives include outstanding stock options that are currently exercisable, as follows: Mr. Barrett — 2,262,697 shares; Mr. Casey — 120,322 shares; Mr. Kaufmann — 163,875 shares; and Mr. Morford — 46,504 shares.

(8)
Common shares listed as being beneficially owned by our non-management directors include phantom stock over which the participants have sole voting rights under our Deferred Compensation Plan, as follows: Ms. Arnold — 1,123 shares; Mr. Darden — 4,600 shares; Mr. Finn — 14,808 shares; Mr. Kenny — 5,084 shares; and Mr. Notebaert — 11,409 shares.

(9)	Includes 21,074 common shares held by Mr. Finn’s spouse.

(10)
Common shares listed as being beneficially owned by all executive officers and directors as a group include (a) outstanding stock options for an aggregate of 2,944,870 shares that are currently exercisable and (b) an aggregate of 2,612 outstanding RSUs that will be settled in common shares within 60 days.

(11)
"Additional Restricted and Performance Share Units" include vested and unvested RSUs and vested performance share units ("PSUs") that will not be settled in common shares within 60 days. RSUs and PSUs do not confer voting rights and are not considered “beneficially owned” shares under the SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely upon a review of Forms 3, 4 and 5 furnished to us and written representations from our officers and directors, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2014.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Fiscal 2014 was an outstanding year for us as strong pharmaceutical sales and generic program performance overcame the August 2013 expiration of the Walgreens pharmaceutical distribution contract, which reduced our revenue by $17 billion. We increased non-GAAP operating earnings by 4% to $2.1 billion* for the fiscal year, compared to the flat earnings growth expected when we set our annual performance goals. We also increased Pharmaceutical segment profit by 1% (rather than an expected decrease due to the Walgreens contract expiration).

Strong results in a year of major transition
Fiscal 2014 Performance Highlights

•	3% increase in non-GAAP earnings per share to $3.84.*

•	Increased our dividend 13% and returned $1.1 billion to shareholders through dividends and share repurchases.

•	Total market shareholder return of 47%.

•	Partnered with CVS Health Corporation to launch Red Oak Sourcing, LLC, the largest generic pharmaceutical purchasing entity in the United States.
Longer-term performance. Our longer-term performance since George Barrett was appointed Chairman and Chief Executive Officer in August 2009 also has been outstanding. A $100 investment made then would have grown to $308 at the end of fiscal 2014, assuming dividend reinvestment.

Comparison of Cumulative Total Return Since August 31, 2009

$350
$300
$250
$200
$150
$100
$50
08/2009
06/2010
06/2011
06/2012
06/2013
06/2014
Cardinal Health
S&P 500 Index
S&P 500 Healthcare Index

Since the beginning of fiscal 2010, we grew non-GAAP earnings per share at a compounded annual growth rate of 14%*, increased our dividend 73% and returned $3.7 billion to shareholders through dividends and share repurchases.
Fiscal 2014 Executive Pay
Annual incentive. The corporate funding percentage for annual incentives was 145% of target, reflecting our non-GAAP operating earnings growth despite the challenge of the Walgreens contract expiration. Mr. Barrett received 152% of his target annual incentive based on our consolidated performance and our significant progress advancing our strategic priorities during fiscal 2014 under his leadership, including the successful launch of Red Oak Sourcing, LLC. Our other executive officers in the tables beginning on page 28 (together with Mr. Barrett, the “named executives”) received annual incentive awards that ranged from 84% to 190% of their target award based on consolidated, segment and individual performance.
Long-term incentive. The PSUs for the fiscal 2012 through fiscal 2014 performance period vested at 120%, reflecting combined non-GAAP earnings per share annual growth rate and dividend yield over the three-year period of 13%, which exceeded the 11% target that the Compensation Committee had established at grant.

Strong pay-for-performance alignment
Executive Compensation Governance Practices

WHAT WE HAVE
✓	Stock ownership guidelines for directors and executive officers
✓	Compensation recovery ("clawback") policies
✓	CEO is only executive officer with employment agreement
✓	Double trigger vesting of equity awards upon change of control
✓	Different measures for annual incentive awards and PSUs
✓	Independent adviser to Compensation Committee
WHAT WE DON'T HAVE
✓	No executive pensions or SERPs
✓	No hedging or pledging of company stock
✓	No excise tax gross-ups upon change of control
✓	No option grants below 100% fair market value
✓	No dividend equivalents on unearned PSUs

____________

*
On a GAAP basis, operating earnings increased 89% to $1.9 billion in fiscal 2014, diluted earnings per share from continuing operations increased 247% to $3.37 in fiscal 2014 and, since the beginning of fiscal 2010, diluted earnings per share from continuing operations increased at a compounded annual growth rate of 20%. We provide a reconciliation of the differences between the non-GAAP and GAAP financial measures in Appendix A to this proxy statement.

Our Executive Compensation Program
Our compensation program is designed to support our long-term growth, while holding executives accountable to achieve key annual results year over year. It has the following key objectives:

•
Pay for performance. We tie the majority of executive pay to performance (annual incentive, PSUs and stock options); therefore it is at-risk. We design pay programs that incorporate both corporate and individual performance.

•
Emphasize long-term incentive compensation. We emphasize performance and retention through the use of PSUs, stock options and RSUs, which align our executives' interests with our shareholders' interests. We provide opportunity for individual value accumulation through long-term incentive and deferred compensation rather than through pensions.

•	Drive stock ownership. Equity grants combined with stock ownership guidelines provide executives a meaningful ownership stake in the company.

•
Attract, retain and reward the best talent to achieve superior shareholder results. To be consistently better than our competitors, we need to recruit, develop and retain superior talent who are able to drive superior results. We have structured our compensation programs to be competitive and motivate and reward these results.

The charts below demonstrate how executive compensation design emphasized performance-based and long-term incentive compensation during fiscal 2014 (based on target total direct compensation).

Chief Executive Officer
Mix of Pay Elements

12% Base salary
16% Annual cash incentive
64% Performance-based pay
24% RSUs
72% Long-term incentive
24% Stock options
24% PSUs

Other Named Executives Average Mix of Pay Elements

19% Annual cash incentive
21% Base salary
59% Performance-based pay
60% Long-term incentive
20% Stock options
20% RSUs
20% PSUs

Our Comparator Group and Benchmarking

The following "Comparator Group" of companies was used to evaluate pay actions for the named executives during fiscal 2014:

Aetna Inc.	Express Scripts, Inc.	Quest Diagnostics Incorporated
Allergan, Inc.	FedEx Corporation	Sysco Corporation
AmerisourceBergen Corporation	Forest Laboratories, Inc.*	Thermo Fisher Scientific Inc.
Baxter International Inc.	Henry Schein Inc.	United Parcel Service, Inc.
Becton, Dickinson and Company	Humana Inc.	UnitedHealth Group Incorporated
Boston Scientific Corporation	Kimberly-Clark Corporation	Walgreen Co.
CIGNA Corporation	Laboratory Corporation of America Holdings	WellPoint, Inc.
Covidien Ltd.	McKesson Corporation
CVS Health Corporation	Owens & Minor Inc.

*	Forest Laboratories, Inc. will not be in our Comparator Group for fiscal 2015 due to its recent acquisition.
The Compensation Committee developed the Comparator Group with the assistance of its independent compensation consultant to inform itself about the compensation practices of similarly situated public companies. Our Comparator Group reflects the industry in which we primarily compete for executive talent, and includes direct competitors and companies in the healthcare field, including customers and vendors. It also includes air/freight and logistics companies because of the similarity to our business model.

The Committee periodically reviews the group's composition to ensure that the companies remain relevant for comparison purposes. Following a thorough review in May 2013, the Committee determined not to change the Comparator Group for fiscal 2014. The Committee used the following screening criteria when it reviewed the Comparator Group's composition:

•	revenue ranging from approximately one-quarter to two times our annual revenue;

•	market capitalization ranging from approximately one-half to five times our market capitalization;

•	whether included in the peer group of five or more of the companies in our Comparator Group; and

•	whether included in our Global Industry Classification Standard (GICS) sub-industry group, Health Care Equipment and Services.

Based on current data, our revenue is in the top quartile of the Comparator Group, while our market capitalization is in the third quartile.
Our Compensation Committee generally seeks to establish target total direct compensation at approximately the 50th percentile of the Comparator Group. Each of the named executives' target total direct compensation was competitive with the 50th percentile for fiscal 2014.

Elements of Fiscal 2014 Compensation for Executive Officers

Pay Element	Salary	Annual Incentive	PSUs	Options	RSUs
Who Receives	All named executives
When Granted	Reviewed annually	Annually in September for prior fiscal year	Annually in August
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis		Long-term emphasis
Performance Period	N/A	1 year	3 years	Vest ratably over 3 years
How Salary or Incentive Grant is Determined	Market data, performance, experience, internal pay equity	Target set based on market data and internal pay equity	Target set based on market data and internal pay equity; grant size may be adjusted to reflect individual performance, retention or succession planning
How Payout Determined	N/A	Performance against financial, non-financial and individual goals	Formulaic; depends on performance against financial goals	Formulaic; depends on stock price performance on exercise date	Number of shares fixed at grant
Performance Focus	N/A	EBIT with tangible capital modifier	Non-GAAP earnings per share growth and dividend yield; stock price appreciation	Stock price appreciation
Base Salary
The Compensation Committee sets base salaries taking into account historic salary levels and market data (50th percentile of the Comparator Group) for the executive's position and level of responsibility; individual performance, experience and skills; and internal pay equity. Based on these factors, the Compensation Committee increased named executives' base salaries during fiscal 2014 between 2% and 3%. The named executives did not receive base salary increases during fiscal 2013.
Annual Incentive Compensation
Key executive employees, including our named executives, receive annual cash incentives under our MIP. The Compensation Committee sets target annual incentives as a percentage of base salary based on the 50th percentile of the Comparator Group and internal pay equity. Mr. Barrett's employment agreement sets his target annual incentive at not less than 130% of his annual base salary, which remains competitive with the 50th percentile of the Comparator Group.

Fiscal 2014 targets. We review target annual incentives annually, and increased the fiscal 2014 targets for each of Messrs. Henderson, Kaufmann and Casey from 90% to 100% of base salary to align with comparative targets for officers with similar responsibilities in our Comparator Group and for internal pay equity. Messrs. Barrett and Morford's fiscal 2014 target as a percentage of base salary remained unchanged from fiscal 2013.
Fiscal 2014 performance goals. Early in fiscal 2014, the Compensation Committee approved a fiscal 2014 EBIT goal based on the Board-approved budget that was about flat compared to fiscal 2013 actual performance, reflecting the anticipated adverse impact of the Walgreens contract expiration. Accordingly, the Compensation Committee lowered the funding to 80% (rather than 100%) for achieving target EBIT under the fiscal 2014 payout matrix.
As in past years, the Compensation Committee set the fiscal 2014 annual incentive goal based on EBIT (adjusted non-GAAP operating earnings) because it is one of our primary measures of operating performance. The table below shows our fiscal 2014 EBIT goals (dollars in millions).

Performance Level	EBIT ($)	Funding Percentage
Threshold	1,866	40
Target	2,034	80
Above-target	2,102	100
Maximum	2,491	200
Once we achieve threshold EBIT performance, tangible capital performance is a modifier. Tangible capital between $1,904 million and $2,720 million increases the funding percentage by up to 15 percentage points, but not above 200%. Tangible capital between $2,720 million and $3,264 million reduces the funding percentage by up to 10 percentage points, but not below 40%. Tangible capital was selected as a modifier because it focuses on the efficient use of capital.
We describe how we calculate both EBIT and tangible capital under “Executive Compensation — Compensation Plans — Annual Cash Incentive and PSU Performance Goal Calculations” on page 31.

Fiscal 2014 actual results and funding percentage. The table below shows actual fiscal 2014 EBIT and tangible capital performance (dollars in millions) and the corporate funding percentage approved by the Compensation Committee.

Actual Results ($)
EBIT	2,243
Tangible capital	2,037
Fiscal 2014 corporate funding percentage approved by Compensation Committee	145%
Fiscal 2014 EBIT exceeded target by 10% and exceeded fiscal 2013 EBIT ($2,062 million) by 9%. Fiscal 2014 tangible capital performance increased the corporate funding percentage by 12.7 percentage points.

Fiscal 2014 Annual Incentive Payouts

Name	Title	Fiscal 2014 Target Annual Incentive (Percentage of Base Salary)	Fiscal 2014 Target Annual Incentive Amount ($)	Fiscal 2014 Actual Annual Incentive Amount ($)
George S. Barrett	Chairman and Chief Executive Officer	130	1,709,020	2,601,983
Jeffrey W. Henderson	Chief Financial Officer	100	756,932	1,152,429
Michael C. Kaufmann	Chief Executive Officer — Pharmaceutical Segment	100	647,699	1,229,008
Donald M. Casey Jr.	Chief Executive Officer — Medical Segment	100	647,699	544,067
Craig S. Morford	Chief Legal and Compliance Officer	75	381,349	552,957
The Compensation Committee considered consolidated, segment and individual performance in determining fiscal 2014 annual incentive awards for the named executives.
Mr. Barrett received 152% of his target based on our consolidated performance — specifically earnings growth that exceeded our goals despite the Walgreens contract expiration — and our significant progress advancing our strategic priorities during fiscal 2014 under his leadership, including the successful launch of Red Oak Sourcing, LLC.
Mr. Henderson received 152% of his target based on our consolidated performance, our exceptional tangible capital and operating cash flow performance, his leadership of corporate cost containment efforts and his leadership of Cardinal Health China, which showed continued strong growth during fiscal 2014.
Mr. Kaufmann received 190% of his target based on the exceptional overall performance of the Pharmaceutical segment growing segment profit despite the Walgreens contract expiration, his significant leadership role in the successful launch of Red Oak Sourcing, LLC and his contribution to expanding our position and capabilities in specialty pharmaceuticals.

Mr. Casey received 84% of his target primarily based on Medical segment financial performance below our expectations due to soft U.S. procedural volume and challenges in the segment's Canadian and physician office businesses, balanced against his strong leadership in accelerating the segment's physician preference items strategy, broadening its portfolio of consumable medical products and solidifying its presence in the home.
Mr. Morford received 145% of his target at the overall corporate funding percentage. The Committee noted his significant leadership role in continuing to develop our regulatory and compliance programs in a rapidly evolving regulatory landscape.
Long-Term Incentive Compensation
The Compensation Committee determined the size of fiscal 2014 long-term incentive grants by setting a target dollar value for each named executive based on both internal pay equity and the 50th percentile of the Comparator Group. Mr. Barrett's employment agreement sets his target dollar value at $8,000,000, which remains competitive with the 50th percentile of the Comparator Group.

We equally weighted our fiscal 2014 long-term incentive grants between PSUs, stock options and RSUs. The Compensation Committee may adjust the size of an executive's grant to reflect past or expected future individual performance, to provide a retention incentive or for succession planning, and it adjusted Messrs. Barrett's and Casey's fiscal 2014 stock option and RSU grants based on those considerations.
Fiscal 2014-2016 PSU grants. The Compensation Committee set a three-year goal for the PSUs granted during fiscal 2014 (the "fiscal 14-16 PSUs") using varying levels of the sum of non-GAAP earnings per share annual growth rate and dividend yield. We selected these two measures, which are the same measures used for our PSU grants in prior years, because we believe that they are key factors that influence total shareholder return and are integral to our strategy of delivering sustainable total shareholder return over the long term. While we selected absolute measures for the PSU performance goal, we set target performance based on historical data for earnings per share growth rate and dividend yield of the Standard & Poor's 500 and Comparator Group. We also took into account analysts' estimates of future performance of Comparator Group companies and our internal projections. We believe that this approach helps us align with the stated preference of some of our investors for measures that reflect relative market performance. We describe how we calculate these measures under “Executive Compensation — Compensation Plans — Annual Cash Incentive and PSU Performance Goal Calculations” on page 31.
A named executive can receive 50% of his target fiscal 14-16 PSUs if we attain threshold performance and can receive up to 200% of his target fiscal 14-16 PSUs for above-target performance. A named executive will receive no shares under the PSUs if we do not attain threshold performance. The Compensation Committee set threshold, target and maximum performance goals of 6%, 11% and 17%, respectively, for the fiscal 14-16 PSUs.

Fiscal 2014 Long-Term Incentive Grants

Name	Target Long- Term Incentive Compensation ($)	Fiscal 2014 Actual Annual Long-Term Incentive Grants (1)
		Stock Options ($)	RSUs ($)	Target PSUs ($)	Total ($)
Barrett	8,000,000	2,866,667	2,866,667	2,666,666	8,400,000
Henderson	2,450,000	816,667	816,667	816,666	2,450,000
Kaufmann	2,100,000	700,000	700,000	700,000	2,100,000
Casey	2,100,000	770,000	770,000	700,000	2,240,000
Morford	1,200,000	400,000	400,000	400,000	1,200,000

(1)	All grants reported in the table were made under our 2011 LTIP.
Payouts under fiscal 2012-2014 PSUs. In August 2014, the Compensation Committee determined the performance of the PSUs over the fiscal 2012 through fiscal 2014 performance period (the "fiscal 12-14 PSUs"). The table below shows our fiscal 12-14 PSU goal, which was established at the beginning of fiscal 2012, and our actual performance.

Performance Level	Goal		Funding Percentage
Threshold	6.0		50
Target performance	11.0		100
Maximum performance	17.0		200
Actual performance	13.3	(1)	120

(1)
Non-GAAP earnings per share annual growth rate was 10.9% and dividend yield was 2.5% over the performance period. The sum of the components do not equal due to rounding. Non-GAAP earnings per share annual growth rate excludes the $0.02 per share net positive effect of two large, offsetting tax adjustments that occurred during fiscal 2014.

The fiscal 12-14 PSU target goal was consistent with the three-year, 11% goal for combined non-GAAP earnings per share annual growth rate and dividend yield that we announced to investors in

December 2010. In addition, in setting the target, we considered historical data for earnings per share growth rates and dividend yields of the Standard & Poor's 500 and Comparator Group and also took into account analysts' estimates of future performance of Comparator Group companies and our internal projections.
The following table includes information about the Fiscal 12-14 PSUs for our named executives.

Name	Target Number of Shares (#)(1)	Number of Shares Earned (#)(1)

Barrett	35,654	42,785
Henderson	11,423	13,708
Kaufmann	9,519	11,423
Casey	12,321	14,785
Morford	5,139	6,167

(1)	Represents 60% of inaugural grant of PSUs made during fiscal 2012, except for Mr. Casey's grant, which represents the entire grant he received when he was hired in April 2012.

Other Elements of Compensation
Deferred Compensation and 401(k) Savings Plans. We maintain a Deferred Compensation Plan (“DCP”) and 401(k) Savings Plan to allow executives to accumulate value on a tax-deferred basis and to be competitive in recruiting and retaining executive talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of their salary and bonus into any of several investment alternatives. We may make matching and discretionary contributions to the deferred balances of participating executives, subject to limits discussed under “Executive Compensation — Deferred Compensation” on page 34. We also may make contributions to the 401(k) Savings Plan and DCP on the same basis for all plan participants based on pre-established performance goals. Contributions made with respect to our named executives are included in the “All Other Compensation” table on page 29. Named executives also may elect to defer payment and taxation of PSUs and RSUs.
Other benefits and perquisites. Mr. Barrett's employment agreement provides that he and his family may use our corporate aircraft for personal travel. He does not receive tax reimbursement for any imputed income associated with such personal travel. The Board has encouraged Mr. Barrett to use corporate aircraft for personal travel because the Board believes it provides greater availability for Mr. Barrett to attend to business matters and increased travel efficiencies. Any personal use that would cause the amount reported in our annual proxy statement to exceed $100,000 requires advance approval from the Compensation Committee. We also have an aircraft time sharing agreement with Mr. Barrett that permits him to reimburse us for incremental costs when he uses the aircraft for personal travel; that travel does not count against the $100,000 cap.
Severance and change of control benefits. Mr. Barrett's employment agreement provides for benefits payable upon specified employment termination events. Mr. Barrett will receive cash severance equal to two times the sum of his annual base salary and his target bonus payable in 24 equal monthly installments if we terminate his employment without “cause,” or if he terminates employment for “good reason.” He also will receive a prorated bonus for the year of termination based on actual achievement of performance goals and vested stock options will remain exercisable for two years. Unvested equity awards are forfeited.
We discuss our limited severance payments and benefits in detail under “Executive Compensation — Potential Payments on Termination of Employment or Change of Control” beginning on page 36. We believe that the severance benefits we provide to our named executives support our recruiting and retention efforts. We do not have any agreements to provide change-of-control excise tax gross-ups.
Our Board has a policy requiring us to obtain shareholder approval of severance agreements with our executives that provide cash severance benefits that exceed 2.99 times the sum of base salary and bonus.

Our Policies, Guidelines and Practices Related to Executive Compensation
Role of the Compensation Committee’s compensation consultant. Frederic W. Cook & Co., Inc. ("Cook") has served as the Compensation Committee's independent executive compensation consultant since 2011.
The nature and scope of the compensation consultant's engagement consists primarily of:

•	participating in meetings of the Compensation Committee;

•	providing compensation data on the Comparator Group; and

•
consulting support, advice and recommendations related to compensation for our Chief Executive Officer and other executive officers, the design of our executive compensation program (including the plan design for annual and long-term incentives), the composition of our Comparator Group and director compensation.

Cook did not provide any additional services to the Compensation Committee or to Cardinal Health during fiscal 2014. The Compensation Committee has made an assessment under factors set forth in NYSE rules and concluded that Cook is independent and that the firm's work for the Compensation Committee did not raise any conflicts of interest.
Role of our executive officers. Our Chief Executive Officer and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations as to design and compensation amounts, to present performance assessments of the named executives (other than our Chief Executive Officer) and, together with our Chief Financial Officer, to discuss our financial and operational performance.
Our Chief Executive Officer reviewed fiscal 2014 performance objectives with the Compensation Committee at the beginning of the fiscal year, including financial objectives and non-financial objectives for customer, strategic and employee priorities. The Compensation Committee meets in executive session with its compensation consultant and the Lead Director to review and discuss the performance and compensation of our Chief Executive Officer. The Chief Executive Officer does not participate in determinations or recommendations regarding his own compensation.
Results of 2013 advisory vote to approve compensation of named executives. At the 2013 Annual Meeting of Shareholders, our say-on-pay advisory vote approving the compensation of our named executive officers received 95% favorable support. We hold regular discussions with our largest shareholders regarding executive compensation, among other topics. The Compensation Committee considered the most recent say-on-pay vote in addition to feedback through our shareholder engagement efforts, market considerations and company and individual performance and concluded that no changes to our executive compensation policies and practices were warranted in response to the say-on-pay vote.

Employment arrangements. In September 2012, we entered into a three-year employment agreement with our Chairman and Chief Executive Officer, Mr. Barrett.
In June 2014, we announced that Mr. Henderson is retiring from the company in August 2015. We entered into a letter agreement with Mr. Henderson in June 2014 to ensure an orderly transition of his responsibilities through August 2015 and to provide for a new two-year post-employment non-competition agreement. The letter agreement set his salary and annual and long-term incentive awards during the transition period (including an RSU grant in lieu of his normal annual long-term incentive grants). The letter agreement also provided for certain benefits if we terminate his employment without cause before the retirement date. In September 2014, we announced that Mr. Kaufmann will succeed Mr. Henderson as Chief Financial Officer effective in November 2014. Under the letter agreement, Mr. Henderson will cease to serve as Chief Financial Officer at that time, but will remain an employee through his August 2015 retirement date.
We further discuss the terms of these arrangements under “Executive Compensation — Employment Arrangements” on page 29.
Stock ownership guidelines. We have stock ownership guidelines to link the interests of executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold while serving in these positions. We count common shares, RSUs and phantom shares held through the DCP for purposes of meeting the stock ownership guidelines.

	Multiple of Base Salary/Annual Cash Retainer
Chairman and Chief Executive Officer	6x	(1)
Chief Financial Officer and Segment CEOs	4x
Other executive officers	3x
Non-management directors	5x	(1)

(1)
In August 2013, our Board, on the recommendation of the Compensation Committee, increased the required ownership level for our Chairman and Chief Executive Officer from five times base salary to six times and for our non-management directors from four times annual cash retainer to five times annual cash retainer.

Under the guidelines, executive officers and directors must retain 100% of the net after-tax shares received under any equity awards until they satisfy the required ownership levels. At June 30, 2014, all named executives exceeded the required ownership level.

Potential impact on compensation from executive misconduct. Our incentive plans and agreements provide that we may require repayment of cash incentives and gains realized under equity awards and cancel outstanding incentive awards in instances of executive misconduct. We discuss these policies in more detail under “Executive Compensation — Potential Impact on Compensation from Executive Misconduct” on page 32.
Hedging and pledging shares. Our Board has adopted a policy prohibiting all employees and directors from engaging in short sales, publicly traded options, puts and calls, forward sale contracts and other swap, hedging and derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.
Equity grant practices. The Compensation Committee typically approves the annual equity grant in August of each year and sets the grant date on August 15. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material nonpublic information.
Tax matters. Section 162(m) of the Code prevents us from taking a tax deduction for non-performance-based compensation in excess of $1 million paid in any fiscal year to our Chief Executive Officer and three other most highly compensated executive officers (other than the Chief Financial Officer). While we intend annual cash incentive awards under our MIP, stock options and PSUs to qualify as performance-based compensation within the meaning of Section 162(m) and, as such, to be fully deductible, we maintain flexibility to operate our compensation programs in a manner designed to promote varying company goals. For purposes of qualifying payments as performance-based compensation under Section 162(m), the Compensation Committee established the performance criteria of $900 million in non-GAAP operating earnings for fiscal 2014 annual incentive awards under the MIP and 8% average annual return on shareholders' equity ("ROE") for our fiscal 12-14 PSUs. We describe how we calculate non-GAAP operating earnings under “Executive Compensation — Compensation Plans — Annual Cash Incentive and PSU Performance Goal Calculations” on page 31. We achieved $2,133 million in non-GAAP operating earnings during fiscal 2014, 11.8% average annual ROE for fiscal 2013 and 2014 with respect to Mr. Casey's fiscal 12-14 PSUs and 15.9% average annual ROE for fiscal 2012, 2013 and 2014 with respect to the other named executives' fiscal 12-14 PSUs.

EXECUTIVE COMPENSATION
Human Resources and Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.
Submitted by the Human Resources and Compensation Committee of the Board.
Gregory B. Kenny, Chairman
Carrie S. Cox

Calvin Darden
David P. King
Richard C. Notebaert
Executive Compensation Tables
The table below summarizes compensation for our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at June 30, 2014, the end of our fiscal 2014.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
George S. Barrett Chairman and Chief Executive Officer	2014	1,314,630	—	5,533,321	2,866,244	2,601,983	—	132,440	12,448,618
	2013	1,285,000	—	5,335,018	2,695,845	2,021,305	—	137,632	11,474,800
	2012	1,277,101	—	5,138,682	2,861,043	1,809,652	—	123,246	11,209,724
Jeffrey W. Henderson (4) Chief Financial Officer	2014	756,932	—	1,633,366	816,547	1,152,429	—	32,190	4,391,464
	2013	740,000	—	1,674,169	836,056	846,153	—	29,108	4,125,486
	2012	736,776	—	1,663,168	831,516	722,777	—	22,849	3,977,086
Michael C. Kaufmann (4) Chief Executive Officer — Pharmaceutical Segment	2014	647,699	—	1,400,013	699,897	1,229,008	—	32,290	4,008,907
	2013	635,000	—	1,505,017	784,868	714,375	—	28,908	3,668,168
	2012	629,358	—	1,441,773	713,716	628,729	—	23,349	3,436,925
Donald M. Casey Jr. Chief Executive Officer — Medical Segment	2014	647,699	—	1,469,988	769,891	544,067	—	28,190	3,459,835
	2013	635,000	—	1,400,038	682,491	525,780	—	36,991	3,280,300
	2012	131,858	500,000	999,972	500,071	118,671	—	506,091	2,756,663
Craig S. Morford Chief Legal and Compliance Officer	2014	508,466	—	799,948	399,944	552,957	—	32,390	2,293,705
	2013	500,000	—	820,007	409,498	453,750	—	29,108	2,212,363
	2012	495,970	—	712,524	356,213	405,455	—	24,629	1,994,791

(1)
The amounts reported represent the aggregate grant date fair value of PSUs at target and of RSUs granted during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2014 table on page 30 and the accompanying footnotes for information on the grant date fair value of each award granted in fiscal 2014. The value of the PSUs granted in fiscal 2014 assuming achievement of the maximum performance level of 200% would be: Mr. Barrett — $5,333,334; Mr. Henderson — $1,633,366; Mr. Kaufmann — $1,400,013; Mr. Casey — $1,400,013; and Mr. Morford — $799,949. The named executives may never realize any value from the PSUs.

(2)
The amounts reported represent the grant date fair value of nonqualified stock options granted during each fiscal year and do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2014 table on page 30 and the accompanying footnotes for information on the grant date fair value of stock options granted during fiscal 2014 and the assumptions used in determining the grant date fair value. The named executives may never realize any value from these stock options, and to the extent they do, the amounts realized may be more or less than the amounts reported above.

(3)	The elements of compensation included in the “All Other Compensation” column for fiscal 2014 are set forth in the table below.

(4)	As previously announced, Mr. Henderson is retiring from the company in August 2015. Mr. Kaufmann will succeed Mr. Henderson as Chief Financial Officer effective in November 2014.

The amounts shown for “All Other Compensation” for fiscal 2014 include (a) company matching and fiscal 2014 performance contributions to the named executive’s account under our 401(k) plan; (b) company matching and fiscal 2014 performance contributions to the named executive’s account under our DCP; and (c) perquisites, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites ($)(a)	Total ($)
Barrett	22,190	10,000	100,250	132,440
Henderson	22,190	10,000	—	32,190
Kaufmann	22,190	10,100	—	32,290
Casey	22,190	6,000	—	28,190
Morford	22,190	10,200	—	32,390

(a)
The amounts shown include the value of perquisites and other personal benefits to a named executive only if the aggregate value exceeded $10,000. Where we do report perquisites and other personal benefits for a named executive, we quantify each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported for Mr. Barrett for fiscal 2014 comprised the incremental cost to us of his personal use of corporate aircraft ($99,357) and home security system monitoring fees. We own corporate aircraft and lease other aircraft. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel; average trip-related maintenance costs; crew travel expenses; per flight landing fees; hangar and parking costs; and smaller variable costs, offset by any timeshare payments by the executive. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation, pilot salaries and certain maintenance costs. We have an aircraft time sharing agreement with Mr. Barrett under which he is permitted to reimburse us for the incremental costs of his personal use of corporate aircraft consistent with FAA regulations.

Employment Arrangements
Barrett employment agreement. We entered into an employment agreement with Mr. Barrett in September 2012 under which he serves as Chairman and Chief Executive Officer until the earlier of the date of our annual meeting of shareholders following June 30, 2015 or December 31, 2015, subject to earlier termination in accordance with its terms.
The employment agreement provides, among other things, for Mr. Barrett:

•	to receive an annual base salary of at least $1,285,000;

•
to participate in our annual cash incentive award program with a target annual award of at least 130% of his annual base salary, payable based on performance objectives that our Compensation Committee determines in consultation with him; and

•
to receive an annual long-term incentive award grant comprised of PSUs, stock options, RSUs and other incentives as determined by the Committee with a target value of $8,000,000, with each annual award subject to the Board's discretion based on both company and individual performance in accordance with the terms of the 2011 LTIP.

The agreement also provides Mr. Barrett with $100,000 per fiscal year in personal use of corporate aircraft without advance approval of the Compensation Committee.

Henderson letter agreement. In connection with Mr. Henderson's retirement in August 2015, we entered into a letter agreement with him in June 2014 providing for:

•	an annual base salary of $800,000 (effective in August 2014);

•	eligibility for a fiscal 2015 annual cash incentive award with a target of 100% of salary (the same as in fiscal 2014); and

•	a grant of RSUs in August 2014 with a grant value of $1,750,000 and a one-year vesting period in lieu of fiscal 2015 long-term incentive grants at a target dollar value of $2,450,000.
The letter agreement also provides that if we terminate Mr. Henderson's employment without cause before the retirement date in August 2015, (i) he will continue to receive his salary through August 2015, (ii) he will be eligible for fiscal 2014 and 2015 annual incentive awards and (iii) his long-term incentive awards that are scheduled to vest in August 2014 and 2015 will continue to vest in accordance with their terms. Mr. Henderson also has entered into a new confidentiality and business protection agreement with us that includes two-year post-retirement non-competition and non-solicitation restrictions.

Grants of Plan-Based Awards for Fiscal 2014
The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2014.

Name/ Award Type	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barrett
Annual Cash Incentive			683,608	1,709,020	3,418,040
PSUs	8/15/2013	8/6/2013				25,895	51,790	103,580				2,666,667
Stock Options	8/15/2013	8/6/2013								279,770	51.49	2,866,244
RSUs	8/15/2013	8/6/2013							55,674			2,866,654
Henderson
Annual Cash Incentive			302,773	756,932	1,513,863
PSUs	8/15/2013	8/6/2013				7,931	15,861	31,722				816,683
Stock Options	8/15/2013	8/6/2013								79,702	51.49	816,547
RSUs	8/15/2013	8/6/2013							15,861			816,683
Kaufmann
Annual Cash Incentive			259,079	647,699	1,295,397
PSUs	8/15/2013	8/6/2013				6,798	13,595	27,190				700,007
Stock Options	8/15/2013	8/6/2013								68,316	51.49	699,897
RSUs	8/15/2013	8/6/2013							13,595			700,007
Casey
Annual Cash Incentive			259,079	647,699	1,295,397
PSUs	8/15/2013	8/6/2013				6,798	13,595	27,190				700,007
Stock Options	8/15/2013	8/6/2013								75,148	51.49	769,891
RSUs	8/15/2013	8/6/2013							14,954			769,981
Morford
Annual Cash Incentive			152,540	381,349	762,699
PSUs	8/15/2013	8/6/2013				3,884	7,768	15,536				399,974
Stock Options	8/15/2013	8/6/2013								39,038	51.49	399,944
RSUs	8/15/2013	8/6/2013							7,768			399,974

(1)
This information relates to annual cash incentive award opportunities with respect to fiscal 2014 performance. Amounts actually earned under the annual cash incentive awards are reported in the Summary Compensation Table under the "Non-Equity Incentive Plan Compensation" column.

(2)
"Equity Incentive Plan Awards" are PSUs granted during the fiscal year under our 2011 LTIP that are eligible to vest after a three-year performance period based on (i) the annual growth rate in non-GAAP earnings per share and (ii) dividend yield. We accrue cash dividend equivalents that are payable when, and only to the extent that, the PSUs vest and settle.

(3)	"All Other Stock Awards" are RSUs granted during the fiscal year under our 2011 LTIP that vest ratably over three years and accrue cash dividend equivalents that are payable when the RSUs vest.

(4)	"All Other Option Awards" are nonqualified stock options granted during the fiscal year under our 2011 LTIP that vest ratably over three years and have a term of 10 years.

(5)	The stock option awards have an exercise price equal to the closing price of our common shares on the NYSE on the date of grant.

(6)
We valued the PSUs and RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of PSUs (at target) and RSUs awarded. We valued the stock options utilizing a lattice model that incorporates the following assumptions: expected stock option life: 6.32 years; dividend yield: 2.35%; risk-free interest rate: 1.91%; and expected volatility: 27.00%.

Compensation Plans
Management Incentive Plan. Our key executive employees, including our named executives, receive annual cash incentives under the MIP. The Compensation Committee establishes performance criteria during the first three months of each fiscal year and may establish performance goals (which criteria and goals may vary from year to year). For fiscal 2014, the Compensation Committee established the performance criterion of $900 million in non-GAAP operating earnings (as defined below). This performance criterion was intended to allow payments under the MIP to qualify as performance-based compensation under the Code and to be fully tax deductible by us. The named executives do not receive any payout under the MIP unless we achieve this threshold.
As discussed in the Compensation Discussion and Analysis beginning on page 23, the Compensation Committee also established performance goals embodied in a matrix of potential funding percentages based upon achievement of varying EBIT levels for fiscal 2014, with a tangible capital modifier. The funding percentage from the matrix determines the total pool for annual incentive awards under the MIP. Although not relevant for fiscal 2014, the MIP allows the Compensation Committee, in its discretion, to make annual incentive awards to named executives if we do not achieve the minimum performance goal (e.g., EBIT), but we achieve the performance criterion (e.g., non-GAAP operating earnings).
Long-term incentive plans. In November 2011, our shareholders approved the 2011 LTIP. Under the 2011 LTIP, we may grant stock options, stock appreciation rights, stock awards, other stock-based awards and cash awards to employees. During fiscal 2014, we granted PSUs, nonqualified stock options and RSUs to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2014 table on page 30, under the 2011 LTIP.
Our 2011 LTIP provides for “double-trigger” accelerated vesting, under which the vesting of awards will accelerate in connection with a change of control only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards. Our 2005 Long-Term Incentive Plan ("2005 LTIP") provides for “single trigger” accelerated vesting of equity awards upon a change of control.
Beginning in fiscal 2012, key executive employees, including our named executives, began to receive PSUs. The PSUs will settle following the end of a performance period by the issuance of a number of our common shares, which may be a fraction or multiple of the number of PSUs subject to an award. Issuance of the shares under the PSUs is subject to both continued employment by us and the achievement of performance criteria or goals established by the Compensation Committee (which may vary from award to award).
The Compensation Committee establishes performance criteria during the first three months of each performance period and may establish performance goals. For the PSUs granted during fiscal 2014, the Compensation Committee established the performance criterion of non-GAAP diluted earnings per share from continuing operations (as defined below) for our fiscal year ending June 30, 2016 equal to or greater than $1.00 per share. This performance criterion is intended to allow the PSUs to be performance-based compensation under Section 162(m) of the Code and to be fully tax deductible by us.
As discussed in the Compensation Discussion and Analysis on page 25, the Compensation Committee established a three-year performance goal under the PSUs granted during fiscal 2014 based upon the achievement of non-GAAP earnings per share annual growth rate and dividend yield over the performance period. A named executive can receive 50% of his target PSUs if we attain threshold performance and can receive up to 200% of his target PSUs for above-target performance. A named executive will receive no shares under the PSUs if we do not attain threshold performance.

Annual Cash Incentive and PSU Performance Goal Calculations

Award	Performance Goal	Calculation
Annual Cash Incentive	EBIT (1)
Non-GAAP operating earnings,(2) adjusted to exclude annual cash incentives to the extent below or above target performance; contributions to the DCP and 401(k) Savings Plan when we exceed pre-established performance goals; and income or expense related to the performance of our DCP assets that is included within distribution, selling, general and administrative ("SG&A") expenses in our consolidated statement of earnings.

Tangible capital (1)
12-month average of total assets, less total liabilities (other than interest-bearing long-term obligations); goodwill and other intangibles, net; cash and equivalents; and held-to-maturity investments.

PSUs	Sum of non-GAAP earnings per share annual growth rate and dividend yield
Non-GAAP earnings per share annual growth rate is non-GAAP diluted earnings per share from continuing operations(3) for the last fiscal year of the performance period divided by non-GAAP diluted earnings per share from continuing operations for the last fiscal year preceding the performance period; the quotient is then raised to the power of one divided by the number of years in the performance period.

Dividend yield is the sum of all cash dividends paid per share during a performance period divided by the number of years in the performance period; the quotient is then divided by our closing share price on the grant date.

(1)
We generally exclude the results of acquired or divested businesses from the EBIT and tangible capital calculations for the annual cash incentives if they are not included in our budget when the Compensation Committee sets the performance goals. Accordingly, we excluded Access Closure, Inc. and other smaller acquisitions from EBIT and tangible capital performance for fiscal 2014. The Compensation Committee also may make other adjustments to EBIT and tangible capital for purposes of determining whether we achieved our performance goals, although none were made for fiscal 2014.

(2)
Non-GAAP operating earnings is consolidated operating earnings, adjusted to exclude restructuring and employee severance costs; amortization and other acquisition-related costs; impairments and losses on disposal of assets; and net litigation recoveries and charges.

(3)
Non-GAAP diluted earnings per share from continuing operations is non-GAAP earnings from continuing operations divided by the diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is consolidated earnings from continuing operations, adjusted to exclude restructuring and employee severance costs; amortization and other acquisition-related costs; impairments and gains and losses on disposal of assets; net litigation recoveries and charges; other costs included within SG&A expenses related to the spin-off of CareFusion Corporation ("CareFusion"); gains on the sale of CareFusion stock; and tax benefits and expenses associated with each of the items mentioned above. For purposes of the PSUs, the Compensation Committee may approve adjustments to how we calculate non-GAAP earnings from continuing operations to reflect a change by us to the definition of non-GAAP diluted earnings per share presented to investors, exceptional acquisitions or divestitures, changes in accounting principles or other exceptional items that are not reflective of our operating performance.

In addition to determining incentive compensation, we use the non-GAAP financial measures referred to in the table above internally to evaluate our performance and engage in financial and operational planning. We also present these non-GAAP financial measures to investors as supplemental metrics to help in assessing the effects of items and events on our financial and operating results and to help in comparing our performance to that of our competitors.
Potential Impact on Compensation from Executive Misconduct
Under our incentive plans and our employment agreement with Mr. Barrett, we have the authority to require repayment or subject outstanding awards to forfeiture in certain instances of executive misconduct. Specifically, the MIP and the 2011 LTIP both authorize us to seek repayment of cash incentive compensation paid to an executive if that executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. In addition, the MIP and the 2011 LTIP will be administered in compliance with the clawback provisions of the Dodd-Frank Act, once rules implementing those provisions are adopted by the SEC and become effective.
Mr. Barrett’s employment agreement gives Cardinal Health the right to repayment of any bonus or other compensation paid to him if he engaged in misconduct that caused or materially contributed to the need to restate financial statements following the CareFusion spin-off and, if based on the financial statements as restated, he otherwise would not have received such compensation. This right of repayment applies to compensation granted or vesting within three years of the date on which we originally filed the subject financial statements with the SEC. Under the employment agreement, Mr. Barrett also agreed to comply with any repayment policy that we are required to adopt, or to which we become subject, once rules implementing the clawback provisions of the Dodd-Frank Act are adopted by the SEC and become effective.

Under our stock option, PSU and RSU agreements, unexercised stock options, unvested PSUs and RSUs and certain vested PSUs and RSUs are forfeited if the holder engages in specified conduct while employed by Cardinal Health or during a set time period after termination of employment. We also may require the holder to repay the gross gain realized from any stock option exercises or the value of the PSUs and RSUs settled within a set time period prior to such conduct. The specified conduct that triggers forfeiture or repayment includes disclosure of confidential information; fraud, gross negligence or willful misconduct; solicitation of business or our employees; disparagement; and competitive actions.
Finally, all or a portion of a MIP award may be subject to repayment if the named executive violates an applicable non-competition or confidentiality agreement.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2014
The table below shows the number of shares underlying exercisable and unexercisable stock options and unvested PSUs and RSUs held by our named executives on June 30, 2014.

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)(2)
Barrett	9/15/2009	309,954	—		27.29	9/15/2016
	9/15/2009	644,704	—		27.29	9/15/2016
	8/16/2010	685,989	—		30.94	8/16/2017
	8/15/2011	205,534	102,768	(3)	41.60	8/15/2021
	8/15/2012	110,246	220,492	(3)	39.81	8/15/2022
	8/15/2013	—	279,770	(3)	51.49	8/15/2023
							123,346	(4)	8,456,602	223,689	(5)	15,336,118
Henderson	8/15/2011	59,735	29,868	(3)	41.60	8/15/2021
	8/15/2012	34,190	68,381	(3)	39.81	8/15/2022
	8/15/2013	—	79,702	(3)	51.49	8/15/2023
							37,202	(6)	2,550,569	70,597	(7)	4,840,130
Kaufmann	8/15/2008	50,216	—		41.10	8/15/2015
	8/15/2011	51,272	25,637	(3)	41.60	8/15/2021
	8/15/2012	32,097	64,194	(3)	39.81	8/15/2022
	8/15/2013	—	68,316	(3)	51.49	8/15/2023
							33,341	(8)	2,285,859	60,186	(9)	4,126,352
Casey	4/16/2012	39,453	19,727	(3)	40.58	4/16/2022
	8/15/2012	27,910	55,821	(3)	39.81	8/15/2022
	8/15/2013	—	75,148	(3)	51.49	8/15/2023
							30,784	(10)	2,110,551	63,548	(11)	4,356,851
Morford	8/15/2011	25,590	12,795	(3)	41.60	8/15/2021
	8/15/2012	16,746	33,493	(3)	39.81	8/15/2022
	8/15/2013	—	39,038	(3)	51.49	8/15/2023
							17,657	(12)	1,210,564	34,031	(13)	2,333,165

(1)	The market value is the product of $68.56, the closing price of our common shares on the NYSE on June 30, 2014, and the number of unvested stock awards.

(2)
Fiscal 12-14 PSUs are actual amounts that vested upon our achieving the performance goal over the performance period. Based on current performance in accordance with the SEC rules, PSUs for the fiscal 2013-2015 performance period ("fiscal 13-15 PSUs") assume a payout at the maximum level and fiscal 14-16 PSUs assume a payout at the target level.

(3)	These stock options vest 33% on the first, second and third anniversaries of the grant date.

(4)	Reflects RSUs that vest as follows: 63,078 shares on August 15, 2014; 41,710 shares on August 15, 2015; and 18,558 shares on August 15, 2016.

(5)	Reflects 42,785 fiscal 12-14 PSUs, 129,114 fiscal 13-15 PSUs and 51,790 fiscal 14-16 PSUs.

(6)	Reflects RSUs that vest as follows: 19,448 shares on August 15, 2014; 12,467 shares on August 15, 2015; and 5,287 shares on August 15, 2016.

(7)	Reflects 13,708 fiscal 12-14 PSUs, 41,028 fiscal 13-15 PSUs and 15,861 fiscal 14-16 PSUs.

(8)	Reflects RSUs that vest as follows: 17,536 shares on August 15, 2014; 11,273 shares on August 15, 2015; and 4,532 shares on August 15, 2016.

(9)	Reflects 11,423 fiscal 12-14 PSUs, 35,168 fiscal 13-15 PSUs and 13,595 fiscal 14-16 PSUs.

(10)	Reflects RSUs that vest as follows: 10,845 shares on August 15, 2014; 4,107 shares on April 16, 2015; 10,847 shares on August 15, 2015; and 4,985 shares on August 15, 2016.

(11)	Reflects 14,785 fiscal 12-14 PSUs, 35,168 fiscal 13-15 PSUs and 13,595 fiscal 14-16 PSUs.

(12)	Reflects RSUs that vest as follows: 8,961 shares on August 15, 2014; 6,106 shares on August 15, 2015; and 2,590 shares on August 15, 2016.

(13)	Reflects 6,167 fiscal 12-14 PSUs, 20,096 fiscal 13-15 PSUs and 7,768 fiscal 14-16 PSUs.

Option Exercises and Stock Vested for Fiscal 2014
The table below shows stock options that were exercised, and PSUs and RSUs that vested, during fiscal 2014 for each of our named executives.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Barrett	408,416	8,733,298	105,659	5,435,766
Henderson	556,170	12,886,527	33,761	1,736,873
Kaufmann	388,995	14,962,166	29,297	1,507,275
Casey	—	—	9,968	581,141
Morford	14,128	363,185	15,087	776,181

(1)
This column represents the vesting during fiscal 2014 of PSUs granted during fiscal 2012 for the fiscal 2012-2013 performance period (other than for Mr. Casey) and RSUs granted during the previous three fiscal years. The number of shares acquired on vesting includes the following PSUs and RSUs deferred at the election of the named executive, net of required withholdings: Mr. Kaufmann — 6,666 RSUs; Mr. Casey — 9,360 RSUs; and Mr. Morford — 4,521 PSUs and 6,159 RSUs. See “Deferred Compensation” below for a discussion of deferral terms.

Because of the adjustments to equity awards in the CareFusion spin-off, some of our named executives have equity awards from CareFusion. The table below shows the CareFusion stock options that were exercised during fiscal 2014 for each of our named executives. No unvested CareFusion stock awards were held by our named executives during fiscal 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Barrett	—	—	—	—
Henderson	70,271	131,930	—	—
Kaufmann	—	—	—	—
Casey	—	—	—	—
Morford	—	—	—	—
Deferred Compensation
Deferred Compensation Plan. Our nonqualified DCP permits executives to defer between 1% and 50% of base salary and between 1% and 100% of incentive compensation. In addition, we may make additional matching and discretionary contributions to the deferred balances of participating executives. We make matching contributions on amounts deferred under the DCP from compensation in excess of $260,000 but not in excess of $360,000 at the same rate as contributions are matched under the 401(k) Savings Plan. We also credit all plan participants’ accounts with additional, non-matching company contributions in the same amount as company contributions made to the 401(k) Savings Plan based on a percentage of fiscal year compensation in excess of $255,000 but not in excess of $355,000. Company contributions are made only when we exceed pre-established performance goals. The Compensation Committee selected EBIT as the performance measure for fiscal 2014 for this company contribution, and we exceeded the predetermined EBIT goal. Contributions made with respect to our named executives for fiscal 2014 are set forth in the “All Other Compensation” table on page 29.

Each participant may direct the investment of his or her DCP account by selecting investment options that generally track publicly available mutual funds and investments and by periodically reallocating assets as the participant deems appropriate. We pay participating executives’ deferred balances in cash upon retirement, termination from employment, death or total disability. The plan does not qualify under Section 401(a) of the Code, and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 as a “top hat” plan for a select group of management or highly compensated employees.
Deferred shares. A named executive may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

Nonqualified Deferred Compensation in Fiscal 2014
The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements. References to deferred shares in the table below include PSUs and both Cardinal Health and CareFusion RSUs.

Name/Award Type	Executive Contributions in Last FY ($)(1)(2)	Cardinal Health Contributions in Last FY ($)(2)(3)	Aggregate Earnings in Last FY ($)(2)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(5)
Barrett
DCP	333,457	16,260	169,553	—	1,390,546
Deferred shares	—	—	—	—	—
Henderson
DCP	221,346	14,913	311,583	—	1,707,977
Deferred shares	—	—	73,773	—	266,579
Kaufmann
DCP	175,231	13,537	316,104	—	2,277,548
Deferred shares	342,099	—	886,253	—	2,932,791
Casey
DCP	—	5,000	11,047	—	20,256
Deferred shares	545,686	—	178,442	—	906,226
Morford
DCP	25,404	12,988	101,171	—	363,044
Deferred shares	549,314	—	837,292	—	2,832,625

(1)
The DCP amounts shown include salary and fiscal 2013 cash incentive awards deferred during fiscal 2014. DCP amounts do not include the following amounts deferred from the fiscal 2014 cash incentive awards that were paid in fiscal 2015: Mr. Barrett — $260,198; Mr. Henderson — $172,864; and Mr. Kaufmann — $122,901.

(2)
DCP amounts included as contributions and earnings in the table and also reported as fiscal 2014 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett — $344,718; Mr. Henderson — $231,259; Mr. Kaufmann — $183,768; and Mr. Morford — $33,392.

(3)
Does not include Cardinal Health contributions for fiscal 2014 performance paid during fiscal 2015, in the following amounts: Mr. Barrett — $6,000; Mr. Henderson — $6,000; Mr. Kaufmann — $6,000; Mr. Casey — $6,000; and Mr. Morford — $6,000.

(4)
We calculate the aggregate DCP earnings based upon the change in value of the investment options selected by the named executive during the year. Aggregate deferred shares earnings are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.

(5)
DCP amounts included in the aggregate balance at June 30, 2014 in the table and also reported as fiscal 2013 and 2012 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Barrett — $272,058; Mr. Henderson — $457,538; Mr. Kaufmann — $694,528; Mr. Casey — $5,000; and Mr. Morford — $104,246.

Potential Payments on Termination of Employment or Change of Control
Post-employment and change of control compensation arrangements. In many cases, our named executives are eligible to receive benefits after a termination of employment or change of control under the MIP and the 2011 and 2005 LTIPs (collectively, the "LTIPs"). The various payments and benefits that would be provided to the named executives under the MIP and LTIPs are discussed in the table below.

	Annual Incentives (MIP)	Long-Term Incentive Plan Awards
Termination for Cause (1)	None.	We may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period of time.
Involuntary Termination without Cause
If involuntarily terminated without cause during the fourth quarter, the executive receives a prorated incentive payment based upon the length of employment during that fiscal year; if terminated earlier, there is no right to an incentive payment.

If involuntarily terminated without cause after the end of a performance period, the executive receives his PSUs as if he had remained employed through the settlement date; otherwise unvested equity awards are forfeited and the executive must exercise vested stock options within 90 days.

Termination Due to Retirement (2)	Prorated incentive payment based upon the length of employment during that fiscal year.
Stock options and RSUs held at least six months vest, pro rata based upon the length of employment during the vesting period, on an accelerated basis and outstanding stock options remain exercisable until the expiration of option term.

PSUs held at least six months vest on the original vesting date, subject to achievement of the performance goals, but the amount is prorated based upon the length of employment during the performance period.

Termination Due to Death or Disability (3)	Prorated incentive payment based upon the length of employment during that fiscal year.	Stock options and RSUs held at least six months vest on an accelerated basis and stock options remain exercisable until expiration of option term.
PSUs held at least six months vest on the original vesting date, subject to achievement of the performance goals.
Change of Control (4)	No effect on amount or timing of any payments.	For award granted before November 2011, all awards vest on an accelerated basis.

For awards granted after November 2011, "double trigger" provision applies and awards vest on an accelerated basis only if (a) a qualifying termination occurs within two years after a change of control (including a "good reason" termination by the executive or an involuntary termination without cause) or (b) the surviving entity does not provide qualifying replacement awards.

In general, if employment terminates within two years after change of control, stock options remain exercisable until the earlier of three years from termination or expiration of option term.
The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

(1)
A “termination for cause” under the LTIPs means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets or the intentional and repeated violation of our written policies or procedures. Mr. Barrett's employment agreement also defines “termination for cause," which is discussed below under “Tables for Named Executives."

(2)
“Retirement” means termination of employment (other than by death or disability or a termination for cause) after attaining the age of 55 and having at least 10 years of continuous service. None of the named executives qualify for retirement.

(3)
“Disability” exists when an executive who is under the regular care of a physician is continuously unable to substantially perform his job or to be employed in any occupation for which the executive is qualified by education, training or experience. Mr. Barrett's employment agreement also defines “disability," which is discussed below under "Tables for Named Executives."

(4)	Under the 2005 LTIP, a “change of control” generally occurs when:

•	a person or group acquires 25% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions; or

•
individuals who as of the effective date of the 2005 LTIP constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2005 LTIP.

Under the 2011 LTIP, a “change of control” generally occurs when:

•	a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions; or

•
during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replaced directors are approved as described in the 2011 LTIP.

In addition, under the LTIPs, a change of control occurs when:

•
there is a consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of Cardinal Health's assets or another business combination unless (i) after the transaction all or substantially all of the owners of Cardinal Health's outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; (ii) no person, subject to certain exclusions, owns, in the case of the 2005 LTIP, 25% or, in the case of the 2011 LTIP, 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and (iii) a majority of the directors of the resulting entity were members of Cardinal Health's Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

•	our shareholders approve a complete liquidation or dissolution of Cardinal Health.
Under the 2011 LTIP, a termination is for “good reason” if: (a) we materially reduce the employee's total compensation; (b) we materially reduce the employee's annual or long-term incentive opportunities; (c) we materially reduce the employee's duties, responsibilities or authority; or (d) we require the employee to relocate more than 50 miles from his or her office or location.
Mr. Barrett’s employment agreement, and Messrs. Henderson, Kaufmann and Casey’s confidentiality and business protection agreements, contain non-competition and non-solicitation provisions that, among other things, prohibit these executives from being employed by certain entities that compete with us for a period of two years after termination of employment (the “Restricted Period”). During the Restricted Period, these executives also are prohibited from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These agreements also prohibit disclosure of confidential information, disparagement and recruitment of our employees.
See also “Potential Impact on Compensation from Executive Misconduct” above at page 32 for a discussion of restrictive covenants under the LTIPs and MIP applicable to each of the named executives.
Tables for named executives. The tables below present, for each of the named executives, the potential payments and benefits that would be payable in the event of termination of employment or a change of control. Consistent with SEC requirements, these potential amounts have been calculated as if the named executive’s employment had been terminated or a change of control had occurred as of June 30, 2014, the last day of fiscal 2014, and using the closing market price of our common shares on June 30, 2014 ($68.56).

The tables below do not include benefits that are available to all of our salaried employees on retirement, death or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits and short-term and long-term disability benefits. The amounts reported in the tables below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may determine to enter into agreements or establish arrangements that provide additional benefits or amounts, or alter the terms of benefits described below.

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30, 2014 for Mr. Barrett.

Executive Benefits and Payments Upon Termination of Employment or Change of Control (1)	Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)(2)	Termination Due to Death or Disability ($)(3)	Change of Control
			Without Termination ($)	With Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)(2)
Cash severance	6,058,040	—	—	6,058,040
Annual cash incentive	1,709,020	1,709,020	—	1,709,020
Long-term incentive awards (accelerated vesting) (4)	—	32,763,235	6,680,053	32,763,235
Medical and dental benefits (5)	23,688	23,688	—	23,688
Interest on deferred payments	12,520	2,755	—	12,520
Total	7,803,268	34,498,698	6,680,053	40,566,503

(1)	Assumes Mr. Barrett’s compensation to be a base salary of $1,320,000 and that his fiscal 2014 cash incentive payout was at target, or $1,709,020 (actual payout was $2,601,983).

(2)
The actual payments made under Mr. Barrett's employment agreement will be reduced to the extent necessary to eliminate any "golden parachute" excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount Mr. Barrett otherwise would have received on an after-tax basis.

A termination by Mr. Barrett is for “good reason” in the following events: (a) the assignment to him of any duties materially inconsistent with his position or duties, or any other action by us that results in a material diminution in his position or duties; (b) any failure by us to comply with any of the compensation provisions contained in his employment agreement; (c) we require him to be based more than 35 miles from Dublin, Ohio and more than 35 miles further from his principal residence at the time than the residence is from Dublin, Ohio; (d) any purported termination by us of his employment other than as expressly permitted by his employment agreement; and (e) any failure by us to comply with our obligation to require any successor entity to assume our employment agreement with him.
Under Mr. Barrett’s employment agreement, if we terminate his employment without cause or he terminates his employment for good reason, then he will receive: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable in a lump sum within 60 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to other executives); (c) two times the sum of his annual base salary and target bonus for the fiscal year of the termination (payable in equal monthly installments over 24 months); (d) the ability to exercise all vested stock options for two years following termination (or, if shorter, the end of their stated term), or such longer period as provided in the award agreement; and (e) medical and dental benefits for him and his dependents for two years.
If Mr. Barrett terminates his employment without good reason or if we terminate his employment for cause, then he will receive earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable within 30 days).
For purposes of Mr. Barrett’s employment agreement, “cause” means: (a) he willfully fails to perform his duties (other than due to physical or mental illness) for a continuous period; (b) he willfully engages in illegal conduct or gross misconduct that materially harms Cardinal Health; (c) he is convicted of a felony or any crime involving dishonesty or moral turpitude, or makes a guilty or nolo contendere plea; or (d) he materially breaches the covenants in his employment agreement.

(3)
Under Mr. Barrett’s employment agreement, “disability” means he is absent from his duties on a full-time basis for at least 120 consecutive days, or an aggregate period of at least 180 days, as a result of incapacity due to mental or physical illness that is determined by a physician to be total and permanent.

If Mr. Barrett’s employment is terminated due to death or disability, he will receive under his employment agreement: (a) earned but unpaid salary and unpaid annual bonus from the prior fiscal year, if any (payable in a lump sum within 30 days); (b) a prorated portion of his annual bonus for the fiscal year of the termination (payable at the time annual bonuses are paid to our other executives); and (c) medical and dental benefits for him (in the event of disability) and his dependents for two years. For purposes of the table above, in the event of termination of employment due to death, the medical and dental benefits would be reduced to $14,879.

(4)
Assumes the accelerated vesting of (a) 35,654 PSUs at target, 102,768 stock options and 21,368 RSUs granted under the 2005 LTIP in the event of a change of control and (b) 116,347 PSUs at target, 500,262 stock options and 101,978 RSUs granted under the 2011 LTIP in the event of a change of control with involuntary termination without cause or termination by Mr. Barrett for "good reason" within two years after the change of control or if the surviving entity does not provide qualifying replacement awards. Assumes the accelerated vesting of long-term incentive awards granted under both LTIPs in the event of a termination due to death or disability. We valued the accelerated vesting of stock awards by multiplying the closing price of our common shares on June 30, 2014 by the number of stock awards. We valued the accelerated vesting of stock options as the difference between the closing price of our common shares on June 30, 2014 and the exercise price for each stock option.

(5)
Under Mr. Barrett’s employment agreement, we are required to continue to provide him and his eligible dependents with the same medical and dental benefits coverage he would have been entitled to receive if he had remained an active employee for two years. The amounts reported are based on estimates determined by independent consultants.

The table below describes the potential payments and benefits upon termination of employment or a change of control as of June 30,2014 for Messrs. Henderson, Kaufmann, Casey and Morford.

Executive Benefits and Payments Upon Termination of Employment or Change of Control	Involuntary Termination Without Cause ($)	Termination Due to Death or Disability ($)	Change of Control
			Without Termination ($)	With Involuntary Termination Without Cause or Termination by the Executive for Good Reason ($)
Henderson (1)
Cash severance	905,753	—	—	905,753
Annual cash incentive (2)	1,550,904	756,932	—	1,550,904
Long-term incentive awards (continued or accelerated vesting) (3)(4)(5)	8,055,885	9,959,308	2,067,019	9,959,308
Total	10,512,542	10,716,240	2,067,019	12,415,965
Kaufmann
Cash severance	—	—	—	—
Annual cash incentive (2)	647,699	647,699	—	647,699
Long-term incentive awards (accelerated vesting) (4)(5)	—	8,779,019	1,773,325	8,779,019
Total	647,699	9,426,718	1,773,325	9,426,718
Casey
Cash severance	—	—	—	—
Annual cash incentive (2)	647,699	647,699	—	647,699
Long-term incentive awards (accelerated vesting) (4)(5)	—	8,532,503	—	8,532,503
Total	647,699	9,180,202	—	9,180,202
Morford
Cash severance	—	—	—	—
Annual cash incentive (2)	381,349	381,349	—	381,349
Long-term incentive awards (accelerated vesting) (4)(5)	—	4,758,615	893,022	4,758,615
Total	381,349	5,139,964	893,022	5,139,964

(1)
Under Mr. Henderson's retirement letter entered into in June 2014, if we terminate his employment without cause before the retirement date in August 2015, (a) he will continue to receive his salary through August 2015 (which increased to $800,000 in August 2014), (b) he will be eligible for fiscal 2014 and 2015 annual incentive awards and (c) his long-term incentive awards that are scheduled to vest in August 2014 and 2015 will continue to vest in accordance with their terms.

(2)
Assumes that the annual cash incentive payouts were at the following fiscal 2014 target amounts: Mr. Kaufmann — $647,699 (actual payout was $1,229,008); Mr. Casey — $647,699 (actual payout was $544,067); and Mr. Morford — $381,349 (actual payout was $552,957). For Mr. Henderson, we have assumed that his annual cash incentive payouts were at the fiscal 2014 and 2015 target amounts of $756,932 (actual fiscal 2014 payout was $1,152,429) and $793,972, respectively.

(3)	In the event of Mr. Henderson's involuntary termination without cause, assumes the continued vesting of 31,937 PSUs at target, 151,383 stock options and 31,915 RSUs.

(4)
Assumes the accelerated vesting of long-term incentive awards granted under the 2005 LTIP in the event of a change of control as follows: Mr. Henderson — 11,423 PSUs at target, 29,868 stock options and 6,981 RSUs; Mr. Kaufmann — 9,519 PSUs at target, 25,637 stock options and 6,265 RSUs; and Mr. Morford — 5,139 PSUs at target, 12,795 stock options and 2,855 RSUs. Assumes the accelerated vesting of long-term incentive awards granted under the 2011 LTIP in the event of a change of control with involuntary termination without cause or termination by the executive for "good reason" within two years after the change of control or if the surviving entity does not provide qualifying replacement awards as follows: Mr. Henderson — 36,375 PSUs at target, 148,083 stock options and 30,221 RSUs; Mr. Kaufmann — 31,179 PSUs at target, 132,510 stock options and 27,076 RSUs; Mr. Casey — 43,500 PSUs at target, 150,696 stock options and 30,784 RSUs; and Mr. Morford — 17,816 PSUs at target, 72,531 stock options and 14,802 RSUs. Assumes the accelerated vesting of long-term incentive awards granted under both LTIPs in the event of a termination due to death or disability.

(5)
We valued the continued or accelerated vesting of stock awards by multiplying the closing price of our common shares on June 30, 2014 by the number of stock awards. We valued the continued or accelerated vesting of stock options as the difference between the closing price of our common shares on June 30, 2014 and the exercise price for each stock option.

DIRECTOR COMPENSATION
Overview
Our Compensation Committee receives comparative market data and recommendations from its compensation consultant with regard to the structure and amounts of our non-management director compensation.
Compensation Arrangements
The table below shows the elements and amount of compensation that we paid to our non-management directors for fiscal 2014.

Compensation Element	Amount Until November 6, 2013 ($)	Amount On and After November 6, 2013 ($)
Annual retainer (1)	90,000	90,000
Annual RSUs (2)	140,000	160,000
Committee chair annual retainers (1):
Audit Committee	20,000	20,000
Compensation Committee	15,000	15,000
Nominating and Governance Committee	10,000	10,000
Lead Director:
Annual retainer (1)	20,000	20,000
Annual RSUs	20,000	20,000

(1)	Retainer amounts are paid in cash in quarterly installments.

(2)
Each non-management director receives an annual RSU grant on the date of our annual meeting of shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or on the date of the next annual meeting of shareholders, if earlier) and settle in common shares. We accrue cash dividend equivalents that are payable upon vesting of the RSUs.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. In September 2014, the Board approved additional retainers of $10,000 for each of Messrs. Jones and King for their service on a special committee responsible for handling two additional shareholder demands received after the committee was formed.
We granted RSU awards during fiscal 2014 under our 2007 Nonemployee Directors Equity Incentive Plan (the “Directors EIP”). All unvested RSUs become fully vested upon a “change of control” (as defined under “Executive Compensation — Potential Payments on Termination of Employment and Change of Control” on page 37 for the 2011 LTIP) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliate and receives a qualifying replacement award.

Directors may elect to defer payment of their cash retainers into our DCP. For directors, deferred balances under the DCP are paid in cash, upon termination from Board service, death or disability. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until after termination from Board service.
Our directors may participate in our matching gift program. Under this program and subject to certain restrictions, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions for eligible non-profit organizations.

Director Compensation for Fiscal 2014

The non-management directors received the following compensation during fiscal 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
David J. Anderson (2)	16,566	—	—		16,566
Colleen F. Arnold	90,000	159,985	—		249,985
Glenn A. Britt (3)	110,000	159,985	2,681	(4)	272,666
Carrie S. Cox	90,000	159,985	—		249,985
Calvin Darden	90,000	159,985	3,000	(5)	252,985
Bruce L. Downey	90,000	159,985	3,000	(5)	252,985
John F. Finn	120,000	180,014	3,000	(5)	303,014
Patricia A. Hemingway Hall	72,147	159,985	—		232,132
Clayton M. Jones	90,220	159,985	—		250,205
Gregory B. Kenny	105,000	159,985	6,500	(5)	271,485
David P. King	90,000	159,985	—		249,985
Richard C. Notebaert	90,000	159,985	3,000	(5)	252,985
Jean G. Spaulding (6)	31,548	—	—		31,548

(1)
These awards are RSUs granted under the Directors EIP. We valued the RSUs by multiplying the closing price of the common shares on the NYSE on the grant date by the number of RSUs awarded. Because of the adjustments to equity awards in the CareFusion spin-off, some of our directors have equity awards from both Cardinal Health and CareFusion. At June 30, 2014, the aggregate number of shares underlying unexercised Cardinal Health and CareFusion stock options and unvested Cardinal Health RSU awards held by each director serving on that date was as follows:

Name	Number of Securities Underlying Unexercised Options		Number of Cardinal Health RSUs that Have Not Vested (#)
	Cardinal Health (#)	CareFusion (#)
Arnold	9,801	1,494	2,612
Britt	11,391	—	—
Cox	—	—	2,612
Darden	9,801	—	2,612
Downey	10,652	—	2,612
Finn	9,801	—	2,939
Hemingway Hall	—	—	2,612
Jones	—	—	2,612
Kenny	—	—	2,612
King	—	—	2,612
Notebaert	9,801	—	2,612

(2)	Mr. Anderson was elected to the Board on April 25, 2014.

(3)	Mr. Britt passed away on June 11, 2014.

(4)	Represents tax reimbursement to Mr. Britt for use of his employer’s corporate aircraft for travel to our Board and committee meetings during fiscal 2014.

(5)	Represents a company match attributable to a charitable contribution under our matching gift program.

(6)	Dr. Spaulding did not stand for re-election at the 2013 Annual Meeting of Shareholders.

EQUITY COMPENSATION PLAN INFORMATION
Certain of our equity compensation plans are subject to shareholder approval and other plans have been authorized solely by the Board. The following is a description of plans that have not been approved by shareholders.
The Cardinal Health, Inc. Broadly-based Equity Incentive Plan (the “BEIP”) was originally adopted by the Board in 1999. The term of the BEIP expired in 2005, and no new awards are being granted under it. The BEIP provided for grants in the form of nonqualified stock options, restricted shares and RSUs to employees except for those employees who were subject to Section 16 of the Exchange Act. The aggregate number of common shares authorized for issuance under the BEIP was 36 million.

The Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan (the “ODEIP”) was originally adopted by the Board in 2000. Our shareholders approved the Directors EIP to replace the ODEIP, and no new awards may be granted under the ODEIP. The ODEIP provided for grants in the form of nonqualified stock options, restricted shares and RSUs to members of the Board who were not employees. The aggregate number of common shares authorized for issuance under the ODEIP was 1.5 million.
The table below summarizes information relating to our equity compensation plans at June 30, 2014.

Equity Compensation Plan Information
Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted Average Exercise Price of Outstanding Options		Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	13,769,403	(1)	$39.50	(1)	25,349,249	(2)(3)
Equity compensation plans not approved by shareholders (4)	340,962	(5)	$32.99	(5)	—
Total at June 30, 2014	14,110,365		$39.25		25,349,249

(1)
In addition to stock options outstanding under the 2011 LTIP, the 2005 LTIP, the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan (the “EIP”) and the Directors EIP, also includes 1,204,708 PSUs and 2,335,758 RSUs outstanding under the 2011 LTIP, 500,308 PSUs and 465,454 RSUs outstanding under the 2005 LTIP, 8,605 RSUs outstanding under the EIP and 145,639 RSUs outstanding under the Directors EIP that are payable solely in common shares. PSUs and RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price. PSUs granted in fiscal 2012 are reported in this table at the actual amounts that vested. PSUs granted in fiscal 2013 and 2014 are reported in this table at the maximum payout level (200% of target) in accordance with SEC rules.

(2)
Includes 24,615,809 common shares available under the 2011 LTIP in the form of stock options and other stock-based awards. The number of shares authorized for issuance under the 2011 LTIP will increase by shares that are not issued under outstanding equity awards. Under the 2011 LTIP's fungible share counting provisions, stock options are counted against the plan as one share for every common share issued; awards other than stock options are counted against the plan as two and one-half shares for every common share issued. This means that only 9,846,323 shares could be issued under awards other than stock options while 24,615,809 shares could be issued under stock options.

(3)
In addition to common shares remaining available under the 2011 LTIP, this also includes 733,440 common shares remaining available for future issuance under the Directors EIP in the form of stock options and other stock-based awards.

(4)	Does not include stock options to purchase 14,916 common shares at a weighted-average exercise price of $28.44 that we assumed in connection with acquisition transactions.

(5)
In addition to stock options outstanding under the BEIP and ODEIP, also includes 7,047 RSUs outstanding under the ODEIP that are payable solely in common shares. RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

OTHER MATTERS
Shareholder Proposals for Next Year's Proxy Statement
If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2015 Annual Meeting of Shareholders under Exchange Act Rule 14a-8, we must receive the proposal at our principal executive office not later than the close of business (5:00 p.m. Eastern Time) on May 19, 2015. The proposal should be addressed to our Corporate Secretary at Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by SEC regulations.
If you intend to present a proposal for other business, or a nomination for election to the Board of Directors, at our 2015 Annual Meeting of Shareholders (other than any such proposal included in our proxy statement and form of proxy under Exchange Act Rule 14a-8), you must comply with the notice requirements set forth in our Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our Corporate Secretary at our principal executive office no earlier than June 28, 2015 and no later than the close of business on August 27, 2015. If the date of the 2015 Annual Meeting of Shareholders is more than 30 days before, or more than 60 days after, November 5, 2015, written notice must be delivered after the close of business on the 130th day prior to the meeting, but before the close of business on the later of the 70th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.
Other Information
This solicitation of proxies is made by and on behalf of the Board of Directors. The cost of the solicitation will be borne by Cardinal Health. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will receive no additional compensation for soliciting proxies but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have retained Alliance Advisors at an estimated cost of $15,000, plus reimbursement of expenses, to assist in our solicitation of proxies from brokers, nominees, institutions and individuals. We also will make arrangements with custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse these persons for reasonable expenses they may incur.

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one set of proxy materials unless you instruct otherwise. This practice is known as “householding,” and is designed to reduce our printing and postage costs. However, if you wish to receive, now or in the future, a separate annual report and proxy statement, you may write to our Investor Relations department at 7000 Cardinal Place, Dublin, Ohio 43017, or call the Investor Relations Line at (614) 757-4757. We will promptly deliver a separate copy (free of charge) upon request. If you and other residents at your mailing address are currently receiving multiple copies of annual reports and proxy statements and wish to receive only a single copy, you should contact your broker or bank directly.
By Order of the Board of Directors.

STEPHEN T. FALK
Executive Vice President, General Counsel and Corporate Secretary
September 16, 2014

Appendix A
Use of Non-GAAP Financial Measures
This proxy statement contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (1) our management does not believe reflect our core business and relate more to strategic, multi-year corporate activities; or (2) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Our management uses these non-GAAP financial measures internally to evaluate our performance, evaluate our balance sheet, engage in financial and operational planning and determine incentive compensation.
Our management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results and in comparing our performance to that of our competitors. However, the non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.
The following is a reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures. The sum of the components may not equal due to rounding.

(in millions)	Fiscal 2014 ($)	Fiscal 2013 ($)	Fiscal 2013 to Fiscal 2014 Growth Rate (%)
GAAP operating earnings	1,885	996	89%
Restructuring and employee severance (1)	31	71
Amortization and other acquisition-related costs (2)	223	158
Impairments and loss on disposal of assets (3)	15	859
Litigation (recoveries)/charges, net (4)	(21)	(38)
Non-GAAP operating earnings (5)	2,133	2,046	4%

(1)
Programs by which we fundamentally change our operations such as closing and consolidating facilities, moving manufacturing of a product to another location, production or business process sourcing, employee severance (including rationalizing headcount or other significant changes in personnel) and realigning operations (including realignment of the management structure of a business unit in response to changing market conditions).

(2)	Costs that consist primarily of amortization of acquisition-related intangible assets, transaction costs, integration costs and changes in the fair value of contingent consideration obligations.

(3)
Asset impairments and losses from the disposal of assets not eligible to be classified as discontinued operations are classified within impairments and loss on disposal of assets within the consolidated statements of earnings.

(4)	Loss contingencies related to litigation and regulatory matters and income from favorable resolution of legal matters.

(5)
Operating earnings excluding restructuring and employee severance, amortization and other acquisition-related costs, impairments and losses on disposal of assets and litigation (recoveries)/charges, net.

A-1

	Fiscal 2014 ($/Sh)	Fiscal 2013 ($/Sh)	Fiscal 2013 to Fiscal 2014 Growth Rate (%)	Fiscal 2012 ($/Sh)	Fiscal 2011 ($/Sh)	Fiscal 2010 ($/Sh)	Fiscal 2010 to Fiscal 2014 Compounded Annual Growth Rate (%)
GAAP diluted earnings per share from continuing operations	3.37	0.97	247	3.06	2.74	1.62	20
Restructuring and employee severance	0.06	0.13		0.04	0.03	0.16
Amortization and other acquisition-related costs	0.42	0.31		0.07	0.19	0.03
Impairments and loss on disposal of assets	0.03	2.39		0.04	0.02	0.09
Litigation (recoveries)/charges, net	(0.04)	(0.07)		(0.01)	0.02	(0.11)
Other CareFusion spin-off costs (1)	—	—		—	0.02	0.56
Gain on sale of CareFusion stock	—	—		—	(0.21)	(0.12)
Non-GAAP diluted earnings per share from continuing operations (2)	3.84	3.73	3	3.21	2.80	2.24	14

(1)	Costs incurred in connection with the CareFusion spin-off that are included in SG&A expenses.

(2)
Non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding. Non-GAAP earnings from continuing operations is consolidated earnings from continuing operations excluding restructuring and employee severance, amortization and other acquisition-related costs, impairments and losses on disposal of assets, litigation (recoveries)/charges, net, other CareFusion spin-off costs and gains on the sale of CareFusion stock, each net of tax.

A-2

Appendix B
Cardinal Health, Inc.
Management Incentive Plan

Article 1.	Establishment and Purpose
1.1Establishment of Plan. The Cardinal Health, Inc. Management Incentive Plan (the “Plan”) was originally established and approved by the Board of Directors of the Company on August 14, 1996, and the Company’s shareholders initially approved the material terms of the Plan on October 29, 1996. The Plan is hereby amended and restated effective as of August 5, 2014, and shall remain in effect until terminated by the Board or the Committee. The Plan is intended to permit the grant of awards that are intended to qualify as performance-based compensation which is not subject to the deduction limitation rules under Code Section 162(m), as well as awards that are not intended to so qualify.
1.2Purpose. The primary purposes of the Plan are to:
(a)Advance the interests of the Company and its shareholders by providing Employees in leadership positions with an annual bonus incentive to achieve the strategic objectives of the Company and its subsidiaries;
(b)Focus management on key measures that drive superior financial and management performance and that result in enhanced value of the Company;
(c)Provide compensation opportunities that are externally competitive and internally consistent with the Company’s strategic objectives and total reward strategies; and
(d)Provide bonus opportunities that reward executives who are in positions to make significant contributions to the overall success of the Company and its subsidiaries.

Article 2.	Definitions
Whenever used in the Plan, the following capitalized terms shall have the meanings set forth below:
2.1    “Administrator” means the Committee or such other authorized officers of the Company to whom the power to administer the Plan has been properly delegated.
2.2    “Applicable Law” means the requirements of Code Section 162(m) applicable to performance-based compensation.
2.3    “Award” means the cash bonus opportunity granted to a Participant under the Plan.
2.4    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.5    “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder as in effect from time to time.
2.6    “Committee” means the Human Resources and Compensation Committee of the Board, or such other committee of Directors appointed by the Board and comprised of two (2) or more individuals who are “outside directors” (as that term is defined under Applicable Law).
2.7    “Company” means Cardinal Health, Inc., or any successor thereto.
2.8    “Disability” shall have the meaning ascribed to such term in the long term disability plan maintained by the Participant’s employer at the time that the determination regarding Disability is made hereunder. Notwithstanding the foregoing, if a payment under this Plan is deemed to be deferred compensation that is subject to Code Section 409A, “Disability” has the meaning ascribed to such term under that Code section.
2.9    “Effective Date” of the Plan was originally July 1, 1996. The Effective Date of the amended and restated Plan is August 5, 2014.
2.10    “Employee” means a regular employee of the Company or of any subsidiary of the Company. Directors who are not employed by the Company shall not be considered Employees under the Plan.

2.11    “Final Bonus” means the actual bonus earned during a Performance Period by a Participant, as determined by the Administrator.
2.12    “Participant” means an Employee who meets the eligibility requirements of Article 3 and has been granted an Award with respect to one or more Performance Periods.
2.13    “Performance Criteria” shall have the meaning set forth in Article 4.
2.14    “Performance Period” means the twelve month period beginning on each July 1st and ending on the next succeeding June 30th during the term of the Plan, or such other time period established by the Administrator from time to time with respect to which the attainment of Performance Criteria will be determined.
2.15    “Plan” means this Cardinal Health, Inc. Management Incentive Plan.
2.16    “Qualified Performance-Based Award” mean an Award that is intended to satisfy Applicable Law.
2.17    “Qualifying Performance Criteria” shall have the meaning set forth in Section 4.1.
2.18    “Retirement” means termination of employment by a Participant (other than by reason of death or Disability and other than in the event of Termination for Cause) from the Company and its subsidiaries after attaining age fifty-five (55) and having at least ten (10) years of continuous service with the Company and its subsidiaries, including service with a subsidiary of the Company prior to the time that such subsidiary became a subsidiary of the Company. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.
2.19    “Target Award” means the amount of any Award as established by the Administrator that would be payable to a Participant for a Performance Period if the Performance Criteria for the Performance Period were fully (100%) achieved and no negative discretion was exercised by the Administrator in regard to that Award.
2.20    “Termination for Cause” means, unless otherwise determined by the Administrator, termination of employment from the Company and its subsidiaries on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any subsidiary, or the intentional violation of the written policies or procedures of the Company, provided that for an Employee who is party to an individual agreement with the Company defining Cause, “Cause” shall have the meaning set forth in such agreement unless otherwise provided in such agreement. For purposes of this Plan, a Participant’s termination of employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a Termination for Cause.

Article 3.	Eligibility and Participation
3.1    Eligibility and Participation. The Administrator shall designate, or determine the methodology and criteria for the designation of, the Employees who are granted Awards under the Plan, including any Employee who is an executive officer of the Company. Awards may be Qualified Performance-Based Awards or Awards that are not intended to be Qualified Performance-Based Awards. Only the Committee may grant Qualified Performance-Based Awards.
3.2    Partial Performance Period Participation. An Employee who is selected to participate in the Plan after the beginning of a Performance Period may be granted an Award under the Plan for that Performance Period on a ratable basis on such terms and conditions as determined by the Administrator.
3.3    No Right to Participate. No Employee shall at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not he or she previously participated in the Plan.

Article 4.	Award Determination
4.1    Performance Criteria. As to each Performance Period, the Administrator will establish Performance Criteria and level of achievement versus such criteria that determine the amount that may be earned under an Award, subject to adjustment as described in the Plan, which Performance Criteria may be based on Qualifying Performance Criteria, other standards of financial performance or personal performance evaluations. Notwithstanding the preceding sentence, the Administrator may specify that an Award or a portion of an Award is intended to be a Qualified Performance-Based Award if the Performance Criteria for such Award or portion of an Award is a measure based on one or more Qualifying Performance Criteria specified by the Administrator. Any determinations made with respect to a Qualified Performance-Based Award shall be made, and the Plan shall be construed, applied and administered with respect to any such Awards, in a manner that the

Administrator determines to be consistent with Applicable Law. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following Performance Criteria, or derivations of such Performance Criteria, either individually or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or product or product category, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, and either calculated in accordance with U.S. Generally Accepted Accounting Principles or as adjusted, in each case as specified by the Administrator: (i) cash flow; (ii) earnings (including gross margin, operating earnings, earnings before interest and taxes, segment profit, earnings before taxes and discontinued operations, earnings from continuing operations and net earnings); (iii) earnings per share; (iv) stock price; (v) shareholders’ equity; (vi) total shareholder return; (vii) invested capital; (viii) assets or net assets; (ix) return on investment; (x) revenue; (xi) tangible capital; (xii) market share; (xiii) contract awards or backlog; (xiv) distribution, selling, general, and administrative expenses; (xv) credit rating or credit rating measures; (xvi) dividend payments; (xvii) improvement in workforce diversity; (xviii) customer satisfaction, retention or loyalty; (xix) employee satisfaction or retention; (xx) service levels; (xxi) net working capital or net working capital days; (xxii) days sales outstanding; (xxiii) days inventory on hand; (xxiv) days payable outstanding; (xxv) capital expenditures; (xxvi) generics penetration; and (xxvii) economic profit. The Performance Criteria may vary for different Performance Periods and need not be the same for each Participant eligible for an Award for a Performance Period.
4.2    Adjustment of Performance Criteria. The Administrator is authorized to determine the manner in which any Performance Criteria will be calculated or measured to take into account such factors as the Administrator determines appropriate, including market-related changes in inventory value, changes in accounting principles, and extraordinary charges to income, provided that with respect to Qualified Performance-Based Awards, the Administrator shall specify and apply such calculations or adjustments in a manner it determines to be consistent with Applicable Law.
4.3    Target Awards. For each Performance Period, the Administrator shall establish a Target Award for each Participant. Awards shall be earned based upon the financial performance of the Company or one or more operating groups of the Company and the attainment of established Performance Criteria during a Performance Period; provided, however, the maximum Award that may be paid to any single Participant for any Performance Period is $7,500,000, such maximum Award amount to be pro-rated if the Performance Period is less than a full fiscal year. In the cases of Qualified Performance-Based Awards, the Performance Criteria and Target Award shall be established no later than 90 days following the first day of the Performance Period or after 25% of the Performance Period has elapsed, if earlier, and the outcome relative to the attainment of the Performance Criteria shall not be substantially certain at the time the Performance Criteria and Target Award are established.
4.4    Final Bonus Determinations. At the end of each Performance Period, the Administrator shall certify in writing the extent to which the applicable Performance Criteria were met during the Performance Period. With respect to Awards that are intended to be Qualified Performance-Based Awards, the Committee will determine the Final Bonus based on the Performance Criteria, subject to the Committee’s exercise of negative discretion to reduce any Final Bonus based on such other business objectives or factors as determined by the Committee in its sole discretion. With respect to Awards that are not intended to be Qualified Performance-Based Awards, the Administrator will determine the Final Bonus based on the Performance Criteria and such other business objectives or factors as it determines appropriate. In the case of such Awards, the Administrator may adjust (up or down) any Final Bonus on the basis of such further considerations as the Administrator shall determine in its sole discretion.

Article 5.	Payment of Final Bonuses
5.1    Form and Timing of Payment. Each Participant’s Final Bonus shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, on or before the 15th day of the third month after the end of the applicable Performance Period. The Administrator may permit or provide for deferred payment of any Final Bonus in accordance with such conditions and procedures as the Administrator may specify in compliance with the requirements of Code Section 409A.
5.2    Unsecured Interest. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a cash payment under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

Article 6.	Termination of Employment
6.1    Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment is terminated by reason of Retirement, death or Disability during the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. Unless determined otherwise by the Administrator, the Final Bonus thus determined shall be paid at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. The right of the Participant to receive any payment under this Plan will pass to the Participant’s estate in the event of the Participant’s death.

6.2    Involuntary Termination of Employment (Not Retirement Eligible). If the employment of a Participant is terminated by the Company (other than as a Termination for Cause) during the fourth quarter of the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period.
6.3    Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated before the fourth quarter of the Performance Period for a reason other than due to Retirement, death, or Disability, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Administrator in its sole discretion. If a Participant terminates his or her employment for a reason other than due to Retirement, death, or Disability prior to the date the Final Bonus, if any, is paid, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited.
6.4    Other Forfeiture Events. Awards under the Plan shall be subject to any policies adopted by the Company pursuant to Section 10D of the Securities Exchange Act of 1934, as amended, and applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange. The Administrator may, in its discretion, require that all or any portion of a Final Bonus is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Administrator may, in its discretion, also require repayment to the Company of all or any portion of a Final Bonus if the amount of the Final Bonus was calculated based upon the achievement of certain financial results that were subsequently the subject of a financial statement restatement, the Participant engaged in misconduct that caused or contributed to the need for the financial statement restatement, and the amount of the Final Bonus would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This Section 6.4 shall not be the Company’s exclusive remedy with respect to such matters. This Section 6.4 shall not apply after a “change of control” of the Company as defined in the 2011 Long-Term Incentive Plan or any successor plan thereto.

Article 7.	Rights of Participants
7.1    Employment. No person shall have any claim or right to be granted an Award under this Plan and the grant of an Award shall not confer upon any Participant any right to be retained as an employee of the Company or any of its subsidiaries, nor shall it limit or interfere in any way with the right of the Company or any subsidiary to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise.
7.2    Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action shall be null and void.
7.3    Foreign Participants. Subject to the provisions of Article 4, the Administrator may, in order to fulfill the Plan purposes and without amending the Plan, modify Awards granted to Participants who are foreign nationals or employed outside the United States to the extent necessary to recognize differences in local law, tax policy or custom.

Article 8.	Authority of the Administrator
8.1    General. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator will have full authority to interpret the Plan and the terms of Awards made hereunder, to establish, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions for making or modifying Awards, to correct administrative errors, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and decisions made by the Administrator pursuant to the provisions hereof shall be made in the Administrator’s sole discretion and shall be final, binding and conclusive on all persons. Notwithstanding any other provision of the Plan, the Administrator shall not have any discretion or authority to make changes to any Qualified Performance-Based Award to the extent that the existence of such discretion or authority would cause such Award not to so qualify.
8.2    Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan, including the power to approve Awards that are not intended to be Qualified Performance-Based Awards. Such delegation may be revoked at any time. All determinations and decisions of any delegate as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive on all persons, except to the extent that the Administrator provides otherwise.

Article 9.	Amendments
The Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which he or she has already become entitled, as determined under Articles 4 and 6 hereof. Shareholder approval of any amendment will be required only to the extent the Administrator determines appropriate to satisfy Applicable Law. No new Award may be granted during any period of suspension of the Plan or after termination of the Plan.

Article 10.	Miscellaneous
10.1    Choice of Law. The Plan and all agreements hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except as to matters pre-empted or governed by federal law.
10.2    Withholding Taxes. The Company shall have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Final Bonus.
10.3    Additional Arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for any Participant.
10.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
10.5    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
10.6    Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
10.7    Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Any reference to a section (other than to a section of the Plan) shall also include a successor to such section.

Cardinal Health

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on November 5, 2014.

Vote by Internet

- Go to **www.envisionreports.com/CAH**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

▼ VALIDATION DETAILS FOR INTERNET AND TELEPHONE VOTING ARE LOCATED IMMEDIATELY BELOW. ▼

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - David J. Anderson	☐	☐	☐	02 - Colleen F. Arnold	☐	☐	☐	03 - George S. Barrett	☐	☐	☐
04 - Carrie S. Cox	☐	☐	☐	05 - Calvin Darden	☐	☐	☐	06 - Bruce L. Downey	☐	☐	☐
07 - Patricia A. Hemingway Hall	☐	☐	☐	08 - Clayton M. Jones	☐	☐	☐	09 - Gregory B. Kenny	☐	☐	☐
10 - David P. King	☐	☐	☐	11 - Richard C. Notebaert	☐	☐	☐				

	For	Against	Abstain
5. Shareholder proposal, if properly presented, regarding political contribution disclosures.	☐	☐	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 2 0 6 7 8 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01W7JC

2014 Annual Meeting Admission Ticket

Cardinal Health, Inc.
2014 Annual Meeting of Shareholders
November 5, 2014 at 8:00 am Local Time
7000 Cardinal Place
Dublin, OH 43017

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Cardinal Health, Inc.

Notice of 2014 Annual Meeting of Shareholders

7000 Cardinal Place, Dublin, OH 43017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George S. Barrett, Stephen T. Falk and Craig S. Morford, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the common shares, without par value, of Cardinal Health, Inc. held of record by the undersigned at the close of business on September 10, 2014, at the annual meeting of shareholders to be held on November 5, 2014, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card, you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR all the nominees listed in proposal 1, FOR proposal 2, FOR proposal 3, FOR proposal 4 and AGAINST proposal 5 and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

(Signature and items to be voted appear on reverse side.)

D Non-Voting Items

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTION C.